Exhibit 2.1

Dated                                                                                    2014

(1)THE PERSONS NAMED IN SCHEDULE 1

(2)VICTORY ELECTRONIC CIGARETTES CORPORATION
AGREEMENT TO BUY THE SHARES IN MUST HAVE LIMITED

Mishcon de Reya
Summit House
12 Red Lion Square
London WC1R 4QD
Tel: 020 7440 7000
Fax: 020 7404 5982
Ref: KEM/LJ/43296.1
E-mail: kevin.mccarthy@mishcon.com

TABLE OF CONTENTS

No.	Heading	Page

1	DEFINITIONS AND INTERPRETATION	1
2	SALE AND PURCHASE	6
3	Purchase price	7
4	CONSIDERATION SHARES	7
5	WARRANTIES	8
6	BUYER WARRANTIES	8
7	COMPLETION	9
8	Right of set-off	10
9	Announcements and CONFIDENTIALITY	12
10	RESTRICTIve covenants	12
11	RELEASE OF GUARANTEES AND INDEMNITIES	14
12	TAX COVENANT	14
13	SPECIFIC PAYMENT COVENANTS	15
14	specific Sellers' undertakingS	15
15	Sellers' representative	16
16	notices and SERVICE of proceedings	16
17	Costs and stamp duty	17
18	Assignment and Successors	17
19	Continuing agreement	18
20	Further assurance	18
21	Entire agreement	18
22	remedies	18
23	Variation and Waiver	18
24	Severable provisions	19
25	Payments	19
26	withholding and grossing up	20
27	THIRD PARTY RIGHTS	20
28	Counterparts	20
29	Law and jurisdiction	20
Schedule 1 - The Sellers and the Sellers' Shareholdings
Schedule 2 - The Company
Schedule 3 - Warranties
Schedule 4 - Sellers' Limits
Schedule 5 - Completion
Part A - Documents to be delivered by the Sellers
Part B - Decisions to be taken at Completion by the directors of the Company
Part C - Other action to be taken by the Sellers and other items to be delivered by the Sellers
Part D - Documents to be delivered by the Buyer
Part E – Post Completion covenants of the Buyer
Schedule 6 - The Property
Part A - Leasehold Properties
Schedule 7 - Tax Schedule
Part A - Definitions and Interpretation
Part B - Tax Covenant
Part C - Tax Warranties
Part D - Limitations
Part E - Tax Administration
Part F - PROCEDURE
Schedule 8 – Earn-out
Part A – Earn-out provisions
Part B – Basis of preparation of the Earn-out accounts
Part C – Form of profit statement
Part D – Format of the Earn-out accounts
Part E - Earn-Out Protections
Schedule 9 – Buyer Warranties
Schedule 10 – Buyer's Limits
ANNEX 1 – Buyer Disclosure Schedule
ANNEX 2 – Accounts
ANNEX 3 – Net Cash Statement

THIS AGREEMENT is dated                                                              2014

PARTIES

(1)	The persons whose names and addresses are set out in column (1) of Schedule 1 (the Sellers).

(2)
VICTORY ELECTRONIC CIGARETTES CORPORATION a company registered in the State of Nevada, USA under number C13461-2004 whose registered office is at 11335 Apple Drive, Spring Lake, Michigan 49448, USA (the Buyer).

BACKGROUND

(A)
The Sellers are the registered holders and the beneficial owners of, and have agreed to sell to the Buyer on the terms and conditions of this agreement, the whole of the issued share capital of Must Have Limited (the Company).

(B)	The Company is a private limited company incorporated in England and Wales on 14 April 2004 under number 05101019. More details of the Company are set out in Schedule 2.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following definitions apply:

Accountants means the Sellers' Accountants and the Buyer's Accountants;

Accounts means the audited financial statements of the Company as at and to the Accounts Date, comprising the individual accounts of the Company, including the balance sheet, profit and loss account, the notes and the auditor's and director's reports, a copy of which is annexed at Annex 2;

Accounts Date means 30 June 2013;

Agreed Form means, in relation to any document, in the form agreed by the parties to this agreement and signed for the purpose of identification by or on behalf of the parties;

Associate means, in relation to any person, a person who is connected with that person determined in accordance with section 1122 of the Tax Act;

Auditors mean the auditors of the Company specified in Schedule 2;

Business Day means any day on which clearing banks generally are open for business in the City of London excluding Saturdays or Sundays;

Buyer's Accountants means Baker Tilly Corporate Finance LLP of Davidson House, Forbury Square, Reading, Berkshire, RG1 3EU or their successors in business or any other firm of chartered accountants appointed by the Buyer for the purposes of this agreement;

Buyer's Solicitors means Mishcon de Reya, Summit House, 12 Red Lion Square, London WC1R 4QD or their successors in business or any other firm of solicitors appointed by the Buyer for the purposes of this agreement;

Buyer Warranties means the warranties contained or referred to in clause 6.1 and Schedule 9;

Buyer Disclosure Schedule means the disclosures in relation to the Buyer Warranties set out in the disclosure schedule in the Agreed Form annexed to this agreement at Annex 1;

Cash Consideration has the meaning given in clause 3.1.1;

Claim for Tax has the meaning given to it in the Tax Schedule;

Companies Act means the Companies Act 2006;

Completion Amount means such sum as is equal to the aggregate of the Cash Consideration and the Net Cash Amount;

Completion means the performance by the parties of the obligations (to the extent not previously waived under this agreement) assumed by them under clause 7;

Confidential Information means secret or confidential, commercial, financial, marketing, technical or other information of the Company and know-how relating to the Company's projects, or the working of any of the processes or inventions it owns or uses (details of any of which are not in the public domain) including details of its research projects or its business (including its organisation and staff involved), lists and details of customers, prices, and commercial relationships and negotiations and any information in respect of which the Company is bound by an obligation of confidence to a third party, in each case together with any reproductions of the information in any form or medium or any part(s) of it;

Consideration Shares means the fully paid up and non-assessable shares of common stock, par value US$0.001 each in the capital of the Buyer to be issued to the Sellers in accordance with clause 3.1.4 in part consideration for the sale of the Shares;

Disclosed has the meaning given in clause 5.3;

DPA means the Data Protection Act 1998;

Debenture and Guarantee means a debenture and cross guarantee to be entered into by the Company in favour of the Sellers in the Agreed Form in respect of the Buyer’s obligations in respect of the Earn-out Consideration (if any) payable pursuant to this agreement and under the Loan Note Instrument;

Disclosure Bundle means the CD-ROM containing the bundle of documents referred to in the Disclosure Letter (and which forms part of the Disclosure Letter), the index to which is in the Agreed Form;

Disclosure Letter means the letter dated today in the Agreed Form from the Warrantors to the Buyer and which is delivered to the Buyer immediately before the execution of this agreement (and which includes the Disclosure Bundle);

Earn-out Consideration means that part of the Purchase Price to be determined and paid or satisfied after Completion as provided in clause 3.1.5 and Schedule 8;

Encumbrance means and includes any right, claim, interest or equity of any person (including any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge (whether fixed or floating), pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement over or in the relevant property;

Estimated Liability means the estimated quantum of damages payable in respect of a Claim (as defined in clause 8.1) which has not been settled in accordance with clause 8.4;

Event has the meaning given to it in the Tax Schedule;

Exchange Rate means for a particular currency for a particular day, the rate for the conversion of that currency into GBP which appears on the Bloomberg page "Foreign Exchange Cross Rates" at 15:30, London time, on that day for the required currency pair;

Expert has the meaning given in paragraph 3 of Part A of Schedule 8;

GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board of the United Kingdom;

group in relation to an undertaking, means that undertaking, any subsidiary undertaking or parent undertaking of that undertaking and any subsidiary undertaking of any parent undertaking of that undertaking and member of the group includes any undertaking in the group;

Indemnity Claim has the meaning given to it in Schedule 4;

Initial Consideration means that part of the Purchase Price provided for in clauses 3.1.1 to 3.1.4 (inclusive) (and, for the avoidance of doubt, not including the Earn-out Consideration);

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including proceedings or steps (including but not limited to any steps taken by creditors of the debtor company or debtor individual, directors of the debtor company, contributories of the debtor company, the debtor company itself and/or the individual debtor himself) leading to any form of bankruptcy, liquidation, administration, receivership (including administrative receivership, LPA receivership, the appointment of a receiver/manager and/or the appointment of a Court appointed receiver), arrangement (including a company voluntary arrangement or an individual voluntary arrangement) or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee, winding up or striking off, dissolution or any distress, execution or other process levied or event analogous to any of the events mentioned in this definition in any jurisdiction outside England and Wales;

Intercreditor Deed means the intercreditor deed to be entered into between, inter alia, (1) the Sellers, (2) the Company and (3) [        ] in the Agreed Form in respect of certain security interests over the assets of the Company, including the Debenture and Guarantee;

Initial Registration Statement means the initial registration statement to be filed with the US Securities and Exchange Commission pursuant to the Registration Rights Agreement;

Loan Note Instrument means the instrument of the Buyer in the Agreed Form constituting US$11,000,000 in aggregate nominal amount of loan notes;

Loan Notes means the Secured Loan Notes 2014 of the Buyer to be issued by the Buyer and constituted by the Loan Note Instrument;

Net Cash Amount means £6,796,303;

Net Cash Statement means the statement showing the calculation of the Net Cash Amount set out in Annex 3 of this agreement;

Option Shares means the fully paid up and non-assessable shares of common stock par value US$0.001 each of the Buyer that are issued pursuant to the exercise of the options granted under the Stock Option Agreement;

Purchase Price has the meaning given in clause 3;

Prescribed Rate means the base rate of National Westminster Bank plc from time to time plus 3 per cent per annum;

Property has the meaning given in paragraph 22 of Schedule 3;

Registration Rights Agreement means the registration rights agreement to be entered into between the Buyer and each of the Sellers in the Agreed Form on the date hereof;

Sellers' Accountants means SCCA Limited t/a Stafford & Co of Nelson Mill, Gaskell Street, Bolton BL1 2QS or their successors in business or any other firm of chartered accountants appointed by the Sellers and notified to the Buyer for the purposes of this agreement;

Sellers' Representatives means [            ] or any other person (one only) with a postal address in the United Kingdom as the Sellers or the Sellers' Solicitors notifies to the Buyer by at least 15 Business Days prior written notice with express reference to this agreement;

Sellers' Solicitors means Hill Dickinson LLP, 50 Fountain Street, Manchester M2 2AS or their successors in business or any other firm of solicitors appointed by the Sellers for the purposes of this agreement;

Sellers' Solicitors' Bank Account means:

(a)	in relation to payments to be made in GBP, Barclays Bank plc, sort code: 20-51-01 and account number: 40429295 (IBAN: GB34 BARC 2051 0140 429295. Swift: BARCGB22); and

(b)	in relation to payments to be made in US$, Barclays Bank plc, sort code: 20-51-01 and account number: 77665355 (IBAN: GB49 BARC 2051 0177 6663 55. Swift: BARCGB22)

Service Agreements means the service agreements in the Agreed Form to be entered into on Completion between (1) the Company and (2) each of the Warrantors (and Service Agreement shall be construed accordingly);

Set Off Notice means a notice in writing from the Buyer which:

(a)	identifies a Claim (as defined in clause 8.1 of this agreement);

(b)	requires an amount equal to the Estimated Liability to be retained by the Buyer; and

(c)	contains an opinion from a barrister of at least ten years call stating that the Claim in question will, on the balance of probabilities, succeed and specifying the Estimated Liability;

Shares means the shares comprising the whole of the issued share capital of the Company as specified in Schedule 2;

Stock Option Agreement means the stock option agreement in the Agreed Form to be entered into between each of the Sellers and the Buyer on the date hereof;

Tag Along Rights Agreement means the tag along rights agreement in the Agreed Form to be entered into on Completion between (1) each of the Sellers, (2) the Buyer and (3) certain of the Buyer’s shareholders;

Taxation or Tax has the meaning given to it in the Tax Schedule;

Tax Act means the Corporation Tax Act 2010;

Tax Covenant has the meaning given to it in the Tax Schedule;

Tax Schedule means Schedule 7;

Tax Statute has the meaning given to it in the Tax Schedule;

Tax Warranty means any warranty set out in Part C of the Tax Schedule;

TCGA has the meaning given to it in the Tax Schedule;

undertaking, subsidiary undertaking and parent undertaking have the meanings set out in sections 1161 and 1162 of the Companies Act;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland;

Warranties means the warranties contained or referred to in clause 5.1, the Tax Schedule and Schedule 3;

Warrantors means [                                 ]; and

Warranty Claim has the meaning given to it in Schedule 4.

1.2
References in this agreement to statutory provisions are references to those provisions as amended, extended, consolidated or re-enacted from time to time and include the corresponding provisions of any earlier legislation and any orders, regulations, instruments or other subordinate legislation made under the statute concerned except to the extent that any amendment enacted after the date of this agreement would increase or extend the liability of any party.

1.3	General words are not to be given a restrictive meaning because they are preceded or followed by words indicating a particular class of acts, matters or things.

1.4
Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa;

1.5
References to clauses, schedules and other provisions are references to clauses and other provisions of and schedules to this agreement. The schedules are part of this agreement as if set out in the main body of it.

1.6	The headings are for ease of reference only and do not affect the interpretation of this agreement.

1.7
References to this agreement or any other document are, where the context admits, references to this agreement or that other document as varied, supplemented, novated and/or replaced in any manner from time to time.

1.8	Obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise stated.

1.9
References to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing in respect of any jurisdiction other than England are deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

1.10	References to time are to London time.

1.11	References to £ or GBP are references to the lawful currency from time to time of the United Kingdom.

1.12	References to $ or US$ are references to the lawful currency from time to time of the United States of America.

1.13	Where any amounts are expressed to be payable pursuant to clause 3.1.1, clause 3.1.5 or Schedule 8 of this agreement in US$, then:

1.13.1
where the Exchange Rate on the due date for payment is greater than £1:$1.68, the amount which the Buyer is obliged to pay shall be increased so that the amount paid is equal to such amount as would have been payable if the Exchange Rate on the due date for payment were £1:$1.68; and

1.13.2
where the Exchange Rate on the due date for payment is less than £1:$1.64, the amount which the Buyer is obliged to pay shall be reduced so that the amount paid is equal to such amount as would have been payable if the Exchange Rate on the due date for payment were £1:$1.64.

2.	SALE AND PURCHASE

2.1
On and subject to the terms and conditions of this agreement, each Seller will sell and the Buyer will buy the full legal and beneficial ownership in the Shares shown opposite each Seller's name in column (3) of Schedule 1 with effect from Completion together with all rights and benefits attaching to them now or in future.

2.2	The Sellers covenant that:

2.2.1	the Shares are fully paid (or credited as fully paid) and constitute the whole of the allotted and issued share capital of the Company;

2.2.2	they have full power and authority and the right to transfer the legal and beneficial title to the Shares on the terms of this agreement;

2.2.3	on Completion the Shares will be free from any Encumbrance (whether or not known about by any Seller or the Buyer); and

2.2.4	the Sellers will execute at the cost and expense of the Sellers any documents that the Buyer may consider necessary to transfer the legal and beneficial ownership of the Shares to the Buyer.

2.3
Each Seller irrevocably consents to the transfer of the Shares to the Buyer and each Seller waives and agrees to procure the irrevocable waiver of all pre-emption and similar rights which may exist in relation to the Shares or any of them to which that Seller or any other person may be entitled under the articles of association of the Company or otherwise in relation to the sale and purchase of the Shares under this agreement.

2.4
The Buyer need not complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares will not affect the Buyer's rights to the others.

2.5
Where, complying with this agreement, the Purchase Price is not to be paid in full on Completion, the full rights and title of the Sellers to the Shares will nevertheless pass to the Buyer on Completion absolutely and free from any Encumbrance.

3.	PURCHASE PRICE

3.1	The purchase price for the Shares (Purchase Price) will be:

3.1.1	GBP £5,345,713.58 (Cash Consideration);

3.1.2	plus the Net Cash Amount;

3.1.3
plus US$11,000,000, to be satisfied by the issue to the Sellers, credited as fully paid at par, of the Loan Notes, such Loan Notes to be apportioned between the Sellers in the proportions set out opposite their respective names in Schedule 1;

3.1.4
plus US$ 20,700,000, to be satisfied on Completion by the allotment and issue to the Sellers, credited as fully paid, of 2,300,000 Consideration Shares, such Consideration Shares to be apportioned between the Sellers in the proportions set out opposite their respective names in Schedule 1;

3.1.5	plus the Earn-out Consideration, which (if payable in accordance with Schedule 8) will be paid or satisfied in accordance with Schedule 8.

3.2	The Completion Amount will be paid and satisfied in full on Completion in accordance with clause 7.3.

4.	CONSIDERATION SHARES

4.1
The Consideration Shares shall rank pari passu in all respects with the existing common stock of US$0.001 each in the capital of the Buyer, including the right to receive all dividends declared, made or paid after the date of Completion (save that they shall not rank for any dividend or other distribution of the Buyer declared made, or paid by reference to a record date before the date of Completion).

5.	WARRANTIES

5.1	The Warrantors warrant to the Buyer as set out in Schedule 3 and Part C of the Tax Schedule.

5.2
Warranties or any statement, provision or disclosure made or referred to in the Disclosure Letter or any reply by the Sellers' Solicitors to the property or other due diligence enquiries raised by the Buyer's Solicitors qualified by the expression to the best of the knowledge, information and belief of the Sellers or so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after the Warrantors have made due and careful enquiries of each of the Sellers and of the Sellers’ Solicitors, the Sellers’ Accountants and Mazars LLP (financial advisers to the Company).

5.3
The Warranties are given subject only to the matters Disclosed in the Disclosure Letter. For these purposes Disclosed means fairly disclosed in the Disclosure Letter in a manner and with sufficient detail to enable the Buyer (acting reasonably) to identify the nature and scope of the matter disclosed and Disclose, Disclosure or any similar expression will be interpreted accordingly.

5.4	Completion will not in any way constitute a waiver of any of the Buyer's rights in respect of the Warranties.

5.5
The Sellers warrant to the Buyer that no representation, warranty or undertaking has been made to them in connection with the Warranties, the Disclosure Letter or the Tax Covenant in respect of which the Company or any of its officers, agents or employees might be liable.  The Sellers irrevocably and unconditionally waive any rights they may have against (and undertake not to claim against or pursue any action to join as a third party or seek contribution or indemnity from) the Company or any of its officers, agents or employees.  This clause 5.5 does not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which that Seller may be entitled.

5.6	Each Warranty is separate and, unless specifically otherwise provided, is not limited or affected by any other Warranty.

5.7	The provisions of Schedule 4 will limit the liability of the Sellers as provided in that Schedule.

6.	BUYER WARRANTIES

6.1	The Buyer warrants to the Sellers as set out in Schedule 9.

6.2	The Buyer Warranties are given subject to the matters disclosed in the Buyer Disclosure Schedule.

6.3	The provisions of Schedule 10 will limit the liability of the Buyer as provided in that Schedule.

7.	COMPLETION

7.1	Completion will take place at the offices of the Buyer's Solicitors immediately after execution of this agreement.

7.2	On Completion the Sellers will:

7.2.1	deliver to the Buyer's Solicitors the documents and evidence listed in Part A of Schedule 5;

7.2.2
procure that decisions of the board of the Company are passed (whether by board meeting or by written resolutions of the directors) in accordance with the Company's articles dealing with the matters set out in Part B of Schedule 5 and the Sellers will deliver to the Buyer evidence of those meetings or resolutions;

7.2.3	comply with and/or deliver (as the case may be) those items listed in Part C of Schedule 5; and

7.2.4	deliver to the Buyer's Solicitors any other documents referred to in this agreement as being required to be delivered by them.

7.3	Against compliance with clause 7.2, on Completion the Buyer will:

7.3.1	satisfy the Completion Amount by paying such amount to the Sellers by way of remittance of that amount by same day telegraphic transfer to the Sellers' Solicitors' Bank Account;

7.3.2	issue the Loan Notes to the Sellers in accordance with clause 3.1.3; and

7.3.3	issue the Consideration Shares to the Sellers in accordance with clause 3.1.4.

7.4	Against compliance with clause 7.2, on Completion the Buyer will:

7.4.1	deliver to the Sellers' Solicitors the documents and evidence listed in Part D of Schedule 5; and

7.4.2	deliver to the Sellers' Solicitors any other documents referred to in this agreement as being required to be delivered by it.

7.5	Against compliance with clause 7.2, the Buyer will comply with and/or deliver (as the case may be) those items listed in Part E of Schedule 5.

7.6
Subject to the provisions of clause 7.8 below, the Sellers shall procure (to the extent that they are legally entitled to do so and are not prevented from so doing as a result of their ceasing to be shareholders of the Company) that the following are prepared or undertaken (as the case may be) within the time periods set out in clause 7.7:-

7.6.1
the audited financial statements of the Company at and for the year ended 30 June 2013 (including, without limitation, the notes to those financial statements) are updated to show 2012 comparatives reconciled to U.S. Generally Accepted Accounting Principles (US GAAP) for all periods presented;

7.6.2
a U.S. Generally Accepted Auditing Standards (US GAAS) opinion is prepared in respect of the audited financial statements and the reconciliation to US GAAP of the Company at and for the year ended 30 June 2013;

7.6.3
interim financial statements (including the notes to those interim financial statements) of the Company are prepared in accordance with UK GAAP and reconciled to US GAAP at and for the six month period ended 31 December 2013 and 2012 and are reviewed in accordance with US GAAS; and

7.6.4
interim financial information in respect of the Company is prepared in accordance with UK GAAP and reconciled to US GAAP for the period from 1 January 2014 to 31 March 2014 and is reviewed in accordance with US GAAS, provided that the Buyer shall bear all reasonable costs and expenses of the Company's current auditor, SCCA Ltd (T/A Stafford & Co), relating to the preparation of those documents, and completion of those matters, set out in clauses 7.6.1 to 7.6.4 (inclusive) within the time periods set out in clause 7.7.

7.7	The documents and matters set out:-

7.7.1	in paragraphs 7.6.1 to 7.6.3 (inclusive) shall be prepared and completed on or before 25 April 2014; and

7.7.2	in paragraph 7.6.4 shall be prepared and completed on or before the earlier of:

(a)	30 days after the date of Completion; and

(b)	15 May 2014.

7.8
The Buyer shall, in relation to documents and matters being prepared for the purposes of clauses 7.6 and 7.7, under, or in connection with, US GAAP and / or US GAAS, procure that its own accountants shall provide all reasonable assistance and information to the Sellers and/or SCCA Ltd (T/A Stafford & Co) as may be reasonably necessary for the purposes of preparing such documents and matters within the timescales set out in clause 7.7.

7.9
The Sellers shall (and shall procure that SCCA Ltd shall) provide all reasonable assistance to the Buyer and its advisers after Completion in the preparation of financial statements of the Company for the financial year ending 30 June 2012, for the financial year ending on the Accounts Date and from the Accounts Date to 31 March 2014 in accordance with International Financial Reporting Standards (IFRS).

8.	RIGHT OF SET-OFF

8.1
If at any time before the date or dates on which any amount payable by the Buyer to any of the Sellers under this agreement (including, without limitation, any amount payable by the Buyer under clause 3 and/or any amounts outstanding in respect of Loan Notes issued to those Sellers) is due to be paid, the Buyer and/or the Company has made any claim against any Seller under this agreement (whether under the Warranties or otherwise) (a Claim) and the Claim has not at that date been paid or satisfied by the Sellers under this agreement:

8.1.1
if the Claim has been both settled and an amount payable determined by the settlement in question in accordance with clauses 8.4 to 8.6 (inclusive) in favour of the Buyer and/or the Company, the Buyer shall deduct from the outstanding Loan Notes first and the Earn-out Consideration second the amount determined as payable in respect of the Claim;

8.1.2
if the amount of the Claim has not been fully settled in accordance with clauses 8.4 to 8.6 (inclusive) the Buyer will, subject to service by the Buyer on the Sellers of a Set Off Notice, on the due date for payment (of the outstanding Loan Notes or Earn-out Consideration (as the case may be)) place on cash deposit in a separate account to be opened by the Buyer and the Sellers’ Representatives an amount equal to the Estimated Liability.

8.2
When any Claim in respect of which a payment has been placed on cash deposit under this clause 8 has been both settled and an amount payable determined by the settlement in question in accordance with clauses 8.4 to 8.6 (inclusive) in favour of the Buyer and/or the Company, an amount of the cash deposit equal to the amount determined as payable will promptly be paid to the Buyer.

8.3
Where all Claims have been both fully settled and the amount payable to the Buyer and/or the Company, if any, determined by a settlement or settlements in accordance with clauses 8.4 to 8.6 (inclusive) and the amount determined as payable to the Buyer and/or the Company has been paid to the Buyer and/or the Company, the balance (if any) of the cash deposit will be released to the Sellers. Any money payable to the Sellers under this clause will be paid to the Sellers' Solicitors on behalf of the Sellers.

8.4	For the purposes of this clause 8 a Claim is deemed to be settled if:

8.4.1	it is agreed in writing by the Buyer to be withdrawn or discontinued;

8.4.2	the Sellers and the Buyer agree in writing that it is;

8.4.3	subject to clause 8.5, it is decided by a court of competent jurisdiction (against which there is no right of appeal); or

8.4.4
the Buyer files a notice of acceptance of an offer made by the Sellers under Part 36 of the Civil Procedure Rules 1998 or a notice of acceptance of an offer made by the Buyer under Part 36 of the Civil Procedure Rules 1998 is filed by the Sellers.

8.5	For the purposes of clause 8.4.3 a Claim is only settled if either no right of appeal lies or the time allowed for appeals has elapsed.

8.6
For the purpose of clauses 8.1 and 8.2, a Claim may be "settled" more than once for example (without limitation) where only part of the Claim is settled in one way and the rest continues to be dealt with another way or if damages or quantum are determined, but not costs or costs are determined, but not quantum.  Clauses 8.1 and 8.2 will apply, each time that part of the Claim is settled, provided that an amount is determined as being payable to the Buyer and/or the Company by the settlement in question.  References in this clause 8 to "fully settled" are to the whole Claim (and not part only of it) being settled so that no costs order or award of damages is awaited and no part of the Claim awaits decision or resolution in any way.

8.7
The release of any amount from the cash deposit in satisfaction of any Claim will be made first out of principal and then out of interest.  Subject to that, and to the retention of any interest on cash deposit on account of any Claim which has not at the relevant time been fully settled, any interest earned on a principal amount released from cash deposit will be paid to the person receiving it at the same time as the principal is released.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1
No party will make any announcement relating to the existence, terms or subject matter of this agreement without prior written approval, in the case of any Seller, by the Buyer or, in the case of the Buyer, by the Sellers' Representatives.

9.2
The Sellers will not and will procure that none of the Sellers' Associates will disclose any Confidential Information to any person or enable any person to become aware of any Confidential Information or make use of any Confidential Information.

9.3
After Completion, each Seller will on demand made by the Buyer or the Company at any time deliver to the Buyer or the Company, or (as the case may be) destroy or delete at the direction of the Buyer or the Company, all notes and records on whatever media (including copies) containing Confidential Information, in each case being in that Seller's custody, control or possession.

9.4
Each of the Sellers will keep confidential all information acquired by that Seller about the Buyer’s group (as such group is constituted immediately before Completion) (and will use the information only for the purposes contemplated by this agreement).

9.5	The Buyer will keep confidential all information acquired by the Buyer about the Sellers (and will use the information only for the purposes contemplated by this agreement).

9.6
The obligations of confidence set out in clauses 9.1, 9.2, 9.4 and 9.5 do not apply to the extent that disclosure is required by law or any regulatory authority or to give effect to this agreement or where the information in question has become public otherwise than as a result of its wrongful disclosure to any person. Each of the Sellers undertakes to supply the Buyer or the Company with any information about that Seller or the Company as the Buyer or the Company may reasonably require for the purposes of complying with any legal or regulatory requirement.

10.	RESTRICTIVE COVENANTS

10.1	In this clause 10:

Capacity means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

Covenantor means each of the Sellers (and so that any reference to Covenantor in this clause 10 in relation to any particular Seller means that particular Seller);

Customer means any Person who or which at any time during the Relevant Period, to the Covenantor's knowledge, (i) was provided with goods or services by the Company; or (ii) was in the habit of dealing with the Company;

Investment means any holding as a bona fide investment of not more than five per cent of the total issued share capital in any company whose shares are listed or dealt in on any recognised investment exchange, as defined in section 285 of the Financial Services and Markets Act 2000 provided that company does not carry out a business similar to or competitive with any business at the relevant time carried on by the Company;

Key Employee means any person who immediately before Completion was employed or engaged by the Company with an annual salary of £40,000 or more, or any other person employed or engaged by the Company who had access to Confidential Information or who could materially damage the interests of the Company if they were involved in any Capacity in any business which competes with any Restricted Business;

Person means any person, firm, company or entity;

Prospective Customer means any Person to whom or which, during the period of six months before Completion, to the Covenantor's knowledge, the Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services;

Relevant Period means the period of 24 months ending on Completion;

Restricted Business means the business of manufacture or sale of electronic cigarettes, vaporizers, e-liquids or related products as carried on by the Company at the date of this agreement; and

Supplier means any Person who or which, to the Covenantor's knowledge was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to the Company.

10.2	Each Covenantor severally covenants with the Buyer that the Covenantor will not, save as may be required pursuant to their Service Agreement (if any):-

10.2.1	for 24 months following Completion be engaged, concerned or involved in any Capacity with any business which is in competition with any Restricted Business;

10.2.2
for 24 months following Completion solicit or endeavour to entice away from the Company the business or custom of a Customer or Prospective Customer with a view to providing goods or services to that Customer or Prospective Customer in competition with any Restricted Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Customer to cease conducting, or reduce the amount of, business with the Company or discourage or prevent any Prospective Customer from conducting business with the Company;

10.2.3
for 24 months after Completion be involved with the provision of goods or services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

10.2.4	for 24 months after Completion be in contract with or engage with any Supplier in such a way as to adversely affect the ability or willingness of the Supplier to meet the requirements of the Company;

10.2.5
for 24 months following Completion offer to employ or engage or otherwise endeavour to entice away from the Company any Key Employee (whether or not that person would breach their contract of employment or engagement);

10.2.6
for 24 months following Completion employ or engage or facilitate the employment or engagement of any Key Employee (whether or not that person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

10.2.7
at any time after Completion indicate a connection or continuing interest in the business of the Company which may be misleading or use any registered names or trading names associated with the Company, other than in the ordinary course of his/her employment with the Company;

10.2.8	other than in the ordinary course of his/her employment with the Company, at any time after Completion, use:

(a)	the words “VIP”, "VIP Electronic Cigarettes", "VIP E-Cigarette" or "VIP E-Cig"; or

(b)	any trade or service mark, business or domain name, design, logo, style or get-up which, at Completion, was or had been used by the Company; or

(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design, logo, style or get-up.

10.3
The covenants in clause 10.2 are intended for the benefit of the Buyer and the Company and apply to actions carried out by a Covenantor in any capacity and whether directly or indirectly, on a Covenantor's own behalf, on behalf of any other person or jointly with any other person.

10.4	No restriction in clause 10.2 will prevent a Covenantor from:

10.4.1	holding an Investment; or

10.4.2	being engaged or concerned in any business carried on in geographical areas where that business is not in competition with any Restricted Business.

10.5
The restrictions in clause 10.2 are separate from any service agreement, contract of employment or other agreement or arrangement with any Covenantor and termination of any of those agreements or arrangements will not affect the enforceability of the restrictions in clause 10.2.

11.	RELEASE OF GUARANTEES AND INDEMNITIES

11.1
The Sellers will use all reasonable endeavours to secure the release of the Company with effect from Completion from any and all guarantees and indemnities which the Company has given (whether alone or jointly with others) in respect of any obligations of any of the Sellers or the Associates of any of the Sellers.  Until that release, the Sellers will indemnify the Buyer (for itself and as agent and trustee for the Company) on demand from and against all liabilities, costs and expenses which may arise under or in connection with that guarantee or indemnity or be incurred because of a requirement that the guarantee or indemnity be honoured or enforced.

12.	TAX COVENANT

The Tax Covenant will come into effect at Completion.

13.	SPECIFIC PAYMENT COVENANTS

13.1
The Sellers undertake to indemnify the Buyer and the Company on demand and hold the Buyer and the Company harmless against all costs, fines, penalties (whether civil or criminal), expenses or losses (including, without limitation, professional fees and costs), demands, proceedings or actions suffered or incurred by the Buyer and/or the Company or which are brought or established against any of them and which arise, directly or indirectly, as a result of or in connection with:

13.1.1	any failure by the Company to comply with any of the provisions of the DPA and the Privacy and Electronic Communications (EC Directive) Regulations 2003 at any time prior to Completion; and

13.1.2
any action taken by the Buyer, the Company or any of their respective officers or employees in disputing, resisting or defending any claim, action, liability, demand, fine, penalty or proceedings and/or in establishing the Buyer's right to be paid under and/or in enforcing the provisions of this clause 13 and/or in seeking advice as to any claim, action, liability, demand, fine, penalty or proceedings or in any way related to or in connection with this payment covenant.

13.2	Any payments made by the Sellers under clause 13.1 will be treated as a reduction pro-rata in the consideration paid for the Shares.

14.	SPECIFIC SELLERS' UNDERTAKINGS

14.1
The Sellers undertake that (after taking into account all payments to be made from such accounts pursuant to any instructions or directions given in the ordinary course of business of the Company prior to Completion) the total aggregate credit balance in the bank accounts of the Company, being:-

14.1.1	Natwest GBP current account (sort code: 50-42-56, account number: 10112618);

14.1.2	Natwest US$ current account (sort code: 50-42-56, account number: 140/00/77034600);

14.1.3	Natwest GBP business reserve account (sort code: 01-01-42, account number: 17728819);

14.1.4	Natwest GBP business current account (sort code: 01-01-42, account number: 17151880);

14.1.5	Natwest GBP fixed rate deposit account (sort code: 01-01-42, account number: 17151899); and

14.1.6	Paypal account: sales@musthaveltd.com,

(together the Company's Bank Accounts) at Completion is not less than £800,000 (based on an exchange rate of £1: US$1.66 in respect of the amount held in the Natwest US$ current account referred to in clause 14.1.2). For the avoidance of doubt, the figure of £800,000 is the minimum amount expected to remain in the Company’s Bank Accounts at Completion after the Net Cash Amount has been taken out of those accounts, and the parties also acknowledge that at Completion the Sellers' Solicitors will be holding in the Sellers' Solicitors' Bank Account the total sum of £500,000 on behalf of the Company, which is to be transferred by the Sellers' Solicitors into the Company's bank account referred to in clause 14.1.3 as soon as reasonably practicable following Completion.

14.2
If the aggregate credit balance in the Company's Bank Accounts referred to in clause 14.1 is less than £800,000 then the Sellers undertake to indemnify the Buyer and the Company on demand for the shortfall. The parties agree that (other than the time limit referred to in paragraph 5.2 of Schedule 4) any claim by the Buyer under this indemnity is not subject to any of the limitations contained in Schedule 4.

15.	SELLERS' REPRESENTATIVE

15.1
Any notice, consent, agreement, direction or waiver required or permitted to be given or made by all or some of the Sellers under this agreement will be validly given or made on their behalf if given or made by the Sellers' Representatives for the purposes of this agreement and will be binding on the relevant Sellers, as appropriate.

15.2
The Sellers authorise the Sellers' Representatives to act jointly in the way contemplated by this agreement and to take any decision as they may decide in their absolute discretion and, provided they act in good faith, the Sellers' Representatives will have and accept no liability to the Sellers or to any other person other than the Buyer in connection with or as a result of anything which the Sellers' Representatives do, refrain from doing or neglect or omit to do in connection with any matter relating to this agreement.

16.	NOTICES AND SERVICE OF PROCEEDINGS

16.1	Any notice or other communication given or made in connection with this agreement must be in writing and in English.

16.2
Any notice or other communication given or made in connection with this agreement must be served by delivering it personally or sending it by pre-paid recorded or special delivery (or pre-paid international recorded airmail if being sent to or from a place outside the United Kingdom) or e-mail to the address and for the attention of the relevant party set out in clause 16.3, with a copy being sent in each case by e-mail to those relevant persons set out in clause 16.3.  Provided that it has been correctly addressed as set out in clause 16.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

16.2.1	if delivered personally, at the time of delivery;

16.2.2
in the case of pre-paid recorded or special delivery, two Business Days after the date of posting or in the case of pre-paid international recorded airmail five Business Days after the date of posting;

16.2.3	in the case of e-mail, on completion of transmission.

Provided that if receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

16.3	The addresses for service of the parties are:

Buyer:

For the attention of:                                          Brent David Willis

Address:                               11335 Apple Drive, Spring Lake, Michigan 49448, USA

E-mail address:                                          brent@victoryecigs.com

with a copy by e-mail to ded@robinsonbrog.com and to kevin.mccarthy@mishcon.com

Sellers:

Their respective details as set out in Schedule 1

Sellers' Representatives:

For the attention of:                                                     (1) [        ]                                  (2) [        ]

Address:                                          [        ]                                             [        ]

[        ]                                             [        ]

[        ]                                             [        ]

[        ]                                             [        ]

E-mail address:                                                     [        ]                                             [        ]

with a copy by e-mail to ian.riggs@hilldickinson.com

or any other address (postal or e-mail) as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 16.

16.4
For the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act), except that it may be validly given if sent by e-mail.

17.	COSTS AND STAMP DUTY

17.1
Except as otherwise expressly provided in this agreement, each party will pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this agreement and the documents referred to in it.

17.2	The Buyer will pay all stamp duty payable on the transfers of the Shares.

18.	ASSIGNMENT AND SUCCESSORS

18.1	This agreement is binding on and will enure for the benefit of the parties' personal representatives and successors in title.

18.2
The Sellers may not assign, transfer, charge or deal with this agreement or all or any part of the benefit of, or the rights and benefits of the Sellers under, this agreement, except with the prior written consent of the Buyer, nor sub-contract any or all of the obligations of the Sellers under this agreement.  Each Seller is entering into this agreement solely for that Seller's own benefit.

18.3
This agreement and the rights and benefits of the Buyer under this agreement are not assignable except with the consent of the Sellers and save that the Buyer may at any time assign all or any part of its rights and benefits under this agreement to any member of the Buyer’s group PROVIDED THAT if any assignee ceases to be a member of the Buyer’s group it shall assign the rights and benefits under this agreement back to the Buyer or to any member of the Buyer’s group and PROVIDED ALWAYS THAT in the event of any assignment by the Buyer of all or any of its rights under this agreement, the liability of the Sellers under this agreement shall be no greater than if no such assignment had taken place.

18.4
The Buyer may disclose to a proposed assignee who would be an assignee permitted under clause 18.3, information in its possession relating to this agreement (including negotiations relating to it) and the other parties to the extent that it is necessary to disclose that information for the purpose of the proposed assignment, notwithstanding the provisions of clause 9.

19.	CONTINUING AGREEMENT

This agreement (other than obligations which have already been performed) will remain in effect after Completion.

20.	FURTHER ASSURANCE

Each Seller agrees to promptly execute and deliver any document or do anything which the Buyer may reasonably require at or after Completion to give to (and to vest in) the Buyer full legal and beneficial title to (and ownership of) the Shares.

21.	ENTIRE AGREEMENT

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties with respect to the matters dealt with in it and supersedes any previous agreement between the parties in relation to them. Each party acknowledges that in entering into this agreement he or it has not relied on any representation, warranty or undertaking except as expressly set out in the agreement or in any document referred to in it. Nothing in this agreement will, however, operate to limit or exclude any liability for fraud, fraudulent misrepresentation, wilful deception or deliberate concealment.

22.	REMEDIES

Except as expressly provided to the contrary in this agreement, the rights and remedies of any party under any provision of this agreement or in any document referred to in it are in addition to and will not affect any other right or remedy available to that party, whether under this agreement or any document referred to in it, by statute, common law or otherwise.

23.	VARIATION AND WAIVER

23.1	No variation of any provision of this agreement will be valid unless it is in writing and signed by all the parties.

23.2
The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this agreement.  A waiver of a breach of any of the terms of this agreement or of a default under this agreement will not prevent a party from subsequently requiring compliance with the waived obligation.

23.3
The Buyer may release or compromise the liability of any of the Sellers (Relevant Parties) under this agreement or grant to any Relevant Party time or other indulgence without affecting the liability of any other Relevant Party under this agreement.  Where a liability of one or some but not all of the Relevant Parties under any obligation which is both joint and several is released or compromised, the remaining Relevant Parties whose obligation was not so released or compromised will continue to be severally and will together be jointly liable on that obligation.  The provisions of this clause 23.3 shall not apply in relation to any liability of the Warrantors under the Warranties, the Tax Covenant or an Indemnity Claim, except in the case of fraud, dishonesty, wilful misconduct or deliberate concealment by any of the Warrantors.

23.4	Except as expressly provided otherwise in this agreement, Completion will not constitute a waiver of any breach of this agreement whether or not known at the time of Completion.

24.	SEVERABLE PROVISIONS

24.1
If any provision of this agreement (including under clause 10) is void or unenforceable in any jurisdiction then it will be severed from this agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this agreement or the relevant provision in any other jurisdiction which will remain in full effect.

24.2
If any provision of this agreement (including under clause 10) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

24.3
The parties agree, in the circumstances referred to in clause 24.1 and if clause 24.2 does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction.

25.	PAYMENTS

25.1
If any payment of any amount required to be made under any provision of this agreement is not paid on the due date, that amount will carry interest calculated on a daily basis, after as well as before any judgment for it or the liquidation of the paying party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive). That interest will be paid by the payer on demand to the person entitled to payment.

25.2
Any payment made to the Sellers' Solicitors or the Sellers' Representatives under the terms of this agreement will be deemed to be made to the Sellers (or other persons entitled to the payment) and will absolutely discharge the Buyer from the obligation to make the payment and the Buyer will not be liable to see to the application of it.  Any such payment shall be made by telegraphic transfer for same day value and the costs of such transfer (including any international transfer transaction costs) shall be borne by the Buyer.

25.3	Where a provision in this agreement or the Tax Covenant provides that a payment be made by the Sellers to the Buyer, that payment will be treated as a reduction in the consideration for the Shares.

26.	WITHHOLDING AND GROSSING UP

26.1
All amounts payable by the Sellers or the Buyer under this agreement will be paid free and clear of any deduction or withholding except only as may be required by law.  If any deduction or withholding is required by law, the Sellers or the Buyer (as the case may be) must pay an amount which will, after that deduction or withholding has been made, leave the Buyer or the Sellers (as the case may be) with the same amount as it would have been entitled to receive in the absence of the requirement to make the deduction or withholding.

26.2
If any amount payable by the Sellers to the Buyer or the Buyer to the Sellers under this agreement is subject to Tax in the hands of the Buyer or the Sellers (as the case may be), the same obligation to make an increased payment will apply in relation to that tax liability as if it were a deduction or withholding required by law but so that this clause will not apply to permit double recovery where the amount payable by the Sellers or the Buyer (as the case may be) under this agreement has already been increased to take account of the fact that it will be subject to Tax in the hands of the Buyer or the Sellers (as the case may be).

27.	THIRD PARTY RIGHTS

27.1
The provisions of clauses 5.5, 9 and 10 are intended to benefit the Company, and (in the case of clause 5.5), its officers, agents and employees.  Those provisions will be enforceable by them to the fullest extent permitted by law except that those provisions may be enforced by them only with the prior written consent of the Buyer.

27.2	The provisions of this agreement may be enforced by the parties' permitted assigns, as set out in clause 18.

27.3
Except as expressly stated otherwise in this agreement, no person other than a party to this agreement has a right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of it.

27.4
Notwithstanding any provision of this agreement, this agreement (and any provision of it) may be rescinded, amended or varied without the consent of any third party and section 2(1) of the Contracts (Rights of Third Parties) Act 1999 will not apply.

28.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which will be an original and all of which together will constitute the same instrument.  The agreement will not be effective until all the parties have executed at least one counterpart.

29.	LAW AND JURISDICTION

This agreement and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.  The parties irrevocably submit to the non-exclusive jurisdiction of the English Courts.

SCHEDULE 1  - THE SELLERS AND THE SELLERS' SHAREHOLDINGS

(1)	(2)	(3)	(4)
Name	Address and E-mail Address	No. of Shares	Proportion of Initial Consideration and Earn-out Consideration (%)

SCHEDULE 2 - THE COMPANY

Registered Number:

Place of Incorporation:

Date of Incorporation:

Issued share capital:

Registered office:

Directors:

Company secretary:

Nature of business:

Accounting Reference Date:

Company's Accountants and Auditors:

Date of latest accounts filed:

SCHEDULE 3- WARRANTIES

1.	POWER TO SELL THE SHARES ETC

1.1
The Sellers have taken all action necessary (including by obtaining all necessary consents, waivers and licences) to, and the Sellers have full power and authority to, enter into and perform the obligations to be performed by the Sellers under this agreement and any agreement to be entered into by the Sellers under this agreement.  Those agreements, when executed, will constitute binding and enforceable obligations in accordance with their terms.

1.2	The execution and delivery of and the performance by the Sellers of the Sellers' obligations under this agreement will not:

1.2.1	result in a breach of, or constitute a default, under any agreement, instrument or arrangement to which any Seller is a party or by which any Seller is bound; or

1.2.2	result in a breach of any applicable law, rule or regulation or order, judgement or decree of any court or governmental agency to which any Seller is a party or by which any Seller is bound.

1.3
No Insolvency Proceedings have been commenced against any Seller. So far as the Sellers are aware there are no circumstances which would entitle any person to commence any Insolvency Proceedings in relation to any Seller.

1.4	Except as expressly contemplated by this agreement or for remuneration and expenses properly due to its directors in the ordinary course or Disclosed:

1.4.1	there are no amounts owing by or to the Company to or by; and

1.4.2	there are no guarantees, suretyships, indemnities or similar obligations given by or binding on the Company in respect of liabilities or obligations (whether actual or contingent) of,

any Seller or any Associate of any Seller or any present or former director of the Company.

1.5
Except as expressly contemplated by this agreement, the Company is not under any liability or obligation (actual or contingent or otherwise) because of any transaction entered into by it with, or any payment or benefit provided by it for the benefit of, any Seller or any Associate of any Seller or any present or former director of the Company appointed by any Seller.

1.6
No person (including any Seller or any former or present Associate of any Seller) has any interest in or right, option or other entitlement to purchase, subscribe for or otherwise acquire any loan or share capital or debentures of the Company.

2.	SHARE CAPITAL

2.1	The Shares shown opposite each Seller's name in column (3) of Schedule 1 are the only shares in the Company in respect of which that Seller has any legal or beneficial interest.

2.2	The Shares constitute the entire issued and allotted share capital of the Company and have been properly allotted and issued and are fully paid.

2.3
The Sellers are the absolute legal and beneficial owners of (or otherwise have full power and authority to sell and transfer to the Buyer full legal and beneficial ownership of) the Shares on the terms set out in this agreement.

2.4
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption). There are no Encumbrances on the shares of the Company or any arrangements or obligations to create any Encumbrance.

2.5	The Company has not exercised nor purported to exercise or claim any lien over the Shares or any of them and no call on any of the Shares is outstanding.

2.6
There is no litigation, arbitration, legal proceedings or dispute in existence or threatened against any of the Sellers in respect of the Shares or the entitlement of the Sellers to dispose of the Shares and there are no facts known to the Sellers which might give rise to any of those proceedings or disputes.

2.7	None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of sections 238 or 239 of the Insolvency Act 1986) within the past five years.

3.	GROUP

3.1	The Company does not have, and has never had, any subsidiaries or subsidiary undertakings.

3.2	The Company does not have, and has never had, a holding company.

4.	CONSTITUTIONAL MATTERS

4.1
The statutory books and registers of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no written notice or allegation that any of them is incorrect or should be rectified has been received by the Company or the Sellers.

4.2	A copy of each resolution passed by the members of the Company or any class of them is kept with the statutory books of the Company.

4.3
All returns, particulars, resolutions and documents required by the Companies Act or any other legislation to be filed with the Registrar of Companies or any other authority in respect of the Company have been filed on time and were correct in all material respects.

4.4	The Company was incorporated in accordance with its memorandum and articles of association and is validly existing.

4.5
The copy of the articles of association of the Company contained in the Disclosure Bundle is complete, accurate and up to date and has attached to it a copy of every resolution which is referred to in section 29 of the Companies Act.  The Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association.

4.6	The Company has not at any time repaid, redeemed or repurchased any of its own shares, reduced its share capital or capitalised any reserves or profits (or agreed to do the same).

5.	INFORMATION

5.1	The facts set out in the Background section of this agreement and in Schedule 2 are accurate and not misleading.

5.2
The preparation of the Disclosure Letter and Disclosure Bundle has been undertaken in good faith with all due skill, care and attention and, so far as the Sellers are aware, the information and documents contained or referred to in or annexed to the Disclosure Letter and the Disclosure Bundle are accurate in all material respects and are not materially misleading.

5.3
The information contained in the Net Cash Statement has been prepared in good faith with all due skill, care and attention and, so far as the Sellers are aware, is accurate in all material respects and is not materially misleading.

6.	ACCOUNTS

6.1	In this paragraph 6, unless the context otherwise requires:-

Management Accounts means the management accounts of the Company for the period ended on the Management Accounts Date, a copy of which is contained in the Disclosure Bundle; and

Management Accounts Date means 31 January 2014.

6.2	The Accounts:

6.2.1
have been prepared in accordance with the Companies Act, and all other applicable legislation, on a basis consistent with that adopted in preparing the accounts of the Company for the previous two financial periods and in accordance with GAAP applicable at the Accounts Date;

6.2.2
give a true and fair view of the financial position and the state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the accounting period ended on the Accounts Date; and

6.2.3	as at the Accounts Date:

(a)	make proper provision for all actual known liabilities;

(b)	make proper provision for (or contain a note in accordance with good accountancy practice in respect of) all contingent known liabilities;

(c)	make proper provision for all bad and doubtful debts;

(d)	make proper provision for depreciation on fixed assets;

(e)
include any slow moving stock and non-recoverable work in progress at a written down value, attribute no value to any redundant or obsolete stock and include the remaining stock at a value which does not exceed the lower of its cost and net realisable value as at the Accounts Date; and

(f)
provide or reserve, in accordance with the principles set out in the notes to the Accounts, for all Taxation liable to be assessed on the Company, or for which it may be accountable, in respect of the period ended on the Accounts Date.

6.3
The results shown by the Accounts have not (save as expressly disclosed in them) been affected by inconsistencies in accounting policies and practices adopted, any unusual or non-recurring item or by transactions entered into otherwise than on normal commercial terms or by any other circumstance rendering the profits or losses for the period covered by the Accounts unusually high or low.

6.4
The Management Accounts have been prepared on a basis consistent with that previously adopted and do not materially misstate the assets and liabilities and the profits and losses of the Company as at and to the Management Accounts Date.

6.5
All the accounts, books, registers, ledgers and financial and other material records of any kind of the Company (including all invoices and other records required for VAT purposes), whether or not held in written form:

6.5.1	are in the possession or control of the Company;

6.5.2	have been fully, properly and accurately maintained in accordance with GAAP;

6.5.3	do not contain any material inaccuracies or material discrepancies; and

6.5.4
are, as required by section 386 of the Companies Act, sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy the financial position of the Company at the date of this agreement.

6.6	The accounting reference date of the Company for the purposes of section 391 of the Companies Act is, and always has been, 30 June.

6.7	Save as Disclosed, all obligations and liabilities of the Company have arisen or been incurred in the ordinary course of business consistent with past practices of the Company.

7.	POSITION SINCE THE ACCOUNTS DATE

7.1	Since the Accounts Date:

7.1.1	the Company has carried on its business in the ordinary course, without any interruption or alteration in the nature, scope or method of carrying on its business;

7.1.2	there has been no material adverse change in the Company's turnover or in its financial position;

7.1.3	the Company has not assumed or incurred, nor agreed to assume or incur, any liabilities (including contingent liabilities) which in aggregate exceed £10,000;

7.1.4	the Company has not disposed of or acquired, or agreed to dispose of or acquire, any business or any material asset other than trading stock in the usual and ordinary course of business;

7.1.5	the Company has not, by doing or omitting to do anything, materially prejudiced its goodwill;

7.1.6
no debtor has been released on terms that he pays less than the full book value of his debt (except for settlement discounts on the usual terms which have been disclosed to the Buyer) and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable or is now regarded as irrecoverable;

7.1.7	the Company has paid its creditors within the times agreed with those creditors and there has been no change in the manner or time of issue of invoices or the collection of debts;

7.1.8
the Company has not disposed of any material asset (including, without limitation, trading stock) or supplied any material service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for that disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

7.1.9
no payment has been made by the Company which will not be deductible for corporation tax purposes either in computing the profits or chargeable gains of the Company or in computing the corporation tax chargeable on the Company;

7.1.10	no shareholders resolutions or decisions have been passed;

7.1.11
the Company has not offered or agreed to offer price reductions or discounts or allowances on sale of goods or services, nor provided them or agreed to provide them at less than cost, to an extent that may materially affect the profitability of the Company and no negotiations for any of these are current and none of these have been requested by customers;

7.1.12	no loan or loan capital or redeemable share capital of the Company has been issued or repaid or redeemed in whole or in part or has become liable to be repaid or redeemed.

7.2
The Disclosure Bundle contains (i) a list of the top ten (10) customers of the Company (by sterling amount of sales to such customers) (each, a Material Customer) and (b) a list of the top ten (10) suppliers of the Company (by sterling amount of purchases from such suppliers) (each, a Material Supplier), for the financial year ending on the Accounts Date.  Since the Accounts Date:

7.2.1
the Company has not received any written notice from any Material Customer of the Company to the effect that any such Material Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise); and

7.2.2
the Company has not received any written notice from any Material Supplier to the Company to the effect that any such Material Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

8.	DISTRIBUTIONS

8.1
The Company has not, in respect of any accounting period, declared or paid any dividend or made any other distribution (as defined in section 1119 of the Tax Act) other than those (if any) provided for in its accounts for that period.

8.2	All dividends and distributions declared, made or paid by the Company were declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Act.

8.3	No capital distribution has been made in respect of any part of the Company's share capital.

8.4	No balance (if any) shown credited to any reserve or profit and loss account in the Accounts includes any sum which is not legally available for distribution by way of dividend on income account.

9.	INTERESTS OF SELLERS, DIRECTORS AND ASSOCIATES

9.1
None of the Sellers, any director of the Company or any Associate of any of them, has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any Intellectual Property Rights (as defined in paragraph 14) used by the Company or in any business which has a close trading relationship with the Company or which is or is likely to compete with the business of the Company.

9.2	The Company does not depend upon, or derive any benefit from, any assets, facilities or services owned or supplied by any Seller and/or any director of the Company and/or any Associate of any of them.

9.3	For the purposes of this paragraph 9, the expression the Sellers includes any other person or persons beneficially interested in the Company's share capital.

9.4	No person is or has been a shadow director of the Company (within the meaning of section 251 of the Companies Act).

10.	FINANCIAL MATTERS

10.1	The Company does not have any creditors or indebtedness whatsoever, other than trade creditors in the ordinary course of its business.

10.2
Other than by way of operation of law and as set out in the Company’s terms and conditions of sale the Company is not party to any charges, mortgages, debentures, guarantees and/or indemnities and there are no such matters affecting the Company.

10.3
A statement of the Company's bank accounts and of the credit or debit balances on them as at the close of business on the last Business Day immediately before the date of this agreement has been supplied to the Buyer and is complete and accurate.  The Company has no other bank or deposit accounts (whether in credit or overdrawn).  Since the bank account statement there have been no payments out of any of those accounts except for routine payments in the normal course of business and the present balances on those accounts are not now materially different from the balances shown on the statement.

10.4	There are no unpresented cheques drawn by the Company:

10.4.1	in the normal course of business for amounts exceeding in aggregate £5,000; or

10.4.2	otherwise than in the normal course of business.

10.5
No part of the amount shown in the Accounts in respect of debtors is represented by debts which were, at that time, more than three months overdue for payment and all debts owed to the Company at Completion (as recorded in the Company's books and records) will realise their full face value and be collectable in the ordinary course of business and are not subject to any dispute, right of set-off or counter-claim of any kind arising from an act or omission occurring before Completion.

10.6	The Company is not insolvent and is able to pay (and has not stopped or suspended paying) its debts as and when they fall due.

10.7
The Company is not the subject of any Insolvency Proceedings and has not had any Insolvency Proceedings commenced in relation to any of its assets, chattels, property or undertaking. There are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to the Company or any part of its assets, chattels, property or undertaking.

10.8
So far as the Sellers are aware, the Company has not been party to any transaction with any third party or parties which, in the event of a third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts under sections 238 to 245 and/or sections 339 to 344 of the Insolvency Act 1986.

10.9	The Company has not made any loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.

10.10
Details of all grants, allowances and other financial assistance provided to the Company or due to be made to it are disclosed in the Disclosure Letter.  The Company and/or any of the Sellers have not done or failed to do anything which could result in all or any part of those grants, allowances or assistance becoming repayable or being forfeited by the Company in whole or in part. A change in control, management or shareholders of the Company will not give rise to all or any part of those grants, allowances or assistance becoming repayable or being forfeited by it in whole or in part.

10.11	The Company is not liable to make any payment to any of its professional advisers in respect of services rendered at any time before Completion.

10.12	No expenses or liabilities have been incurred or assumed by the Company otherwise than exclusively for the purposes of the Company's business.

10.13	All costs incurred by the Company have been charged to the Company and not borne by any other person.

10.14	The Company has not been the tenant of, or a guarantor in respect of, a leasehold property which is not the Property.

10.15	There have been no reports concerning the Company by accountants or by financial or management consultants within three years before the date of this agreement.

10.16	No mortgage or charge has been granted in favour of the Company.

10.17
The only bank accounts of the Company are the Company's Bank Accounts (as defined in clause 14.1) and the information and details relating to the Company's Bank Accounts in clause 14.1 are accurate and not misleading.

10.18
Details of the signatories to the bank mandates in respect of the Company's Bank Accounts (as defined in clause 14.1) and any other authorisations in relation to the Company's Bank Accounts and the Company's financial arrangements are disclosed in the Disclosure Letter.

11.	ASSETS AND ENCUMBRANCES

11.1
The Company has possession and control of, and a good and marketable title to, all the assets used in or in connection with its business and no distress, execution or other process has been levied on any of those assets, nor, so far as the Sellers are aware, do any circumstances exist whereby any person may claim entitlement to use and/or possession of any of those assets in competition with or in priority to the Company.

11.2
No Encumbrance (or agreement or commitment to grant any Encumbrance) is outstanding against any part of the undertaking of the Company or any of its assets and the Sellers have not, and the Company has not, received written notice from any person claiming to be entitled to any Encumbrance mentioned above.

11.3
Nothing has occurred or is likely to occur, by which the rental payable in relation to an asset held by the Company under a lease or similar agreement, has been, or (so far as the Sellers are aware) is likely to be, increased.

12.	TRADING

12.1
So far as the Sellers are aware, the Company has carried on business and conducted its affairs in compliance with the Companies Act and all other statutory obligations and in accordance with its memorandum and articles of association and all other documents to which it is, or has been, a party.  The Company has the power and is duly qualified to carry on business in all jurisdictions in which it carries on business.

12.2
The business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent and the Sellers are not aware of any facts likely to give rise to any of these whether before or after Completion.

12.3
During the three years before the date of this agreement no important customer has significantly reduced its orders for any of the products or services of the Company and there has been no significant change in the basis or terms on which any person is prepared to enter into contracts or do business with the Company (apart from normal price changes).

12.4
The Company is not a party to, nor have its profits or financial position during the three years before the date of this agreement been affected by, any contract or arrangement which is not of an entirely arm's length nature.

12.5
Save as expressly mentioned in this agreement, the Company is not and has not since its incorporation been, nor has it agreed to become, the holder or beneficial owner of any share, debenture, mortgage or security (or interest in them) or a member of any joint venture, consortium, partnership or other unincorporated association or a party to any arrangement for sharing commission or income.

12.6	The Company does not have any branch office, agency, place of business or permanent establishment outside England nor does it have any significant assets outside the United Kingdom.

12.7	The Company has not carried on business under or used on or in its notepaper, advertising, documents or vehicles, any name other than its full corporate name.

12.8
So far as the Sellers are aware, none of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract, covenant or third party right or requires any licence, authorisation or consent which has not been obtained on a permanent and unconditional basis and the Company has no actual liability at Completion to pay any royalty or similar fee.

12.9
All accounts and notes receivable reflected in the Management Accounts are or shall be valid receivables arising in the ordinary course of business. No person has any lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. So far as the Sellers are aware, there is no dispute pending with respect to the amount or validity of any amount of any such accounts receivable.

12.10
The stock in trade of the Company is in good condition and is capable of being used and sold by the Company in the ordinary course of its business consistent with past practice, is not obsolete, defective, damaged or slow moving, is merchantable and fit for its intended use, and is being actively marketed in normal commercial channels and in normal commercial quantities, as each are consistent with past practice of the Company.

12.11	The trade receivables as reflected in the Accounts arose in the ordinary course of the business of the Company. Allowances for doubtful trade receivables have been prepared in accordance with GAAP.

12.12	The plant, machinery, vehicles and other equipment used in connection with the business of the Company:

12.12.1	have been regularly and properly maintained;

12.12.2	are in the possession and control of the Company; and

12.12.3	recorded in its plant register a copy of which is contained in the Disclosure Bundle.

12.13
The Company has not received any written notice that it has manufactured, acquired, sold or supplied products or services which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations, standards and requirements in respect of them.

12.14	All the standard terms and conditions on which the Company supplies its goods and/or services are contained in the Disclosure Bundle.

12.15	All the standard terms and conditions on which the Company customarily buys or contracts for goods and/or services are contained in the Disclosure Bundle.

12.16
No single customer of or supplier to the Company has accounted for more than 10 per cent of the invoiced amount of sales of or supplies to the Company of goods and/or services in the last two accounting reference periods of the Company ending on the Accounts Date.

12.17
The Company is not dependent on the supply of any raw materials, components or services from a single source of supply which are not readily obtainable from another source of supply on comparable terms.

13.	CONTRACTS AND OTHER OBLIGATIONS

13.1	The Disclosure Bundle contains particulars of all material contracts to which the Company is a party.

13.2
The Company has not entered into or undertaken, or agreed to enter into or undertake, and has no subsisting or contingent liability under, any contract, transaction, obligation, commitment, arrangement or liability which:

13.2.1	is of an unusual, abnormal or onerous nature;

13.2.2	is in the nature of a capital commitment;

13.2.3	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

13.2.4	cannot be terminated in accordance with its terms, by the Company without payment of compensation, on 60 days' notice or less;

13.2.5	is linked to the Index of Retail Prices or any other index or the rate of exchange for any currency;

13.2.6	involves an aggregate outstanding expenditure by the Company of more than £10,000;

13.2.7	involves the supply of goods or services the aggregate sales value of which will be more than five per cent of its turnover for the preceding financial year;

13.2.8
contains a provision or term that it is liable to be terminated, or under which rights are liable to arise or be affected, as a result of any change in control, management or shareholders of the Company (including any contractual right for the other contracting party to terminate or otherwise affect the contract by reason of the sale of the Shares); or

13.2.9	is not of an arm's length nature.

13.3	The Company has not entered into any contract to buy foreign currency or made any forward sales of foreign currency which in either case remains outstanding.

13.4
The Company has not given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any present or future obligation of any other person and, so far as the Sellers are aware, no person has given any guarantee of or indemnity or security for any obligation of the Company.

13.5	The Company is not a party to any agency, distributorship, franchising, marketing or similar agreement or arrangement.

13.6	The Company is not subject to any undertaking or assurance which it has given to a court or government agency.

13.7
So far as the Sellers are aware, no event has occurred regarding the Company which would entitle any third party to terminate any contract or benefit enjoyed by the Company or to call in any money before its due date.

13.8
There is in force no power of attorney or other authority (express or implied) given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

13.9	No tender or offer which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding.

13.10	Details of all trade or business associations of which the Company is a member are set out in the Disclosure Letter.

13.11
The Disclosure Letter contains details of all accreditations, approvals and registrations the Company has been awarded in respect of the conduct of the whole or any part of its business under any recognised standard.

13.12	The Company is not and has not been party to a transaction to which sections 190 or 197 to 203 of the Companies Act might apply.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1
In this paragraph 14, unless the context otherwise requires Intellectual Property Rights means all right, title and interest in any patents, trade marks (whether registered or unregistered), domain names, registered and unregistered designs, copyright (including any rights in a database or software), database rights, goodwill, know-how and all other intellectual property rights, in each case whether registered or unregistered, including all applications to apply for them, and all rights having the same or equivalent effect to any of the above anywhere in the world.

14.2
Particulars of all registered Intellectual Property Rights including, without limitation, applications for those rights which are owned by the Company, the details of those registrations or applications and all material unregistered Intellectual Property Rights which are owned by the Company are set out in the Disclosure Letter.

14.3
The Disclosure Letter sets out details of, or there are contained in the Disclosure Bundle copies of, all material licences and agreements (the IP Licences) under which the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

14.4
The Intellectual Property Rights owned by the Company and all Confidential Information which is proprietary to the Company are subsisting and, so far as the Sellers are aware, enforceable.  In particular:

14.4.1	all renewal fees in respect of all registered Intellectual Property Rights owned by the Company have been duly paid;

14.4.2	all Confidential Information and trade secrets owned by the Company has been kept confidential and not disclosed to third parties;

14.4.3
so far as the Sellers are aware (not having made enquiry of any third party), no mark, trade name or domain name identical or similar to any of those rights has been registered, or is being used by any person in the same or a similar business to that of the Company in any country in which the Company has registered or is using that mark, trade name or domain name; and

14.4.4
the Company has not received written notice of any claims, actions, disputes or proceedings challenging or threatening the title, validity or enforceability of those rights, or claiming any right or interest in those rights.

14.5	The Company has had no written notice of any claim that the activities of the Company infringe the Intellectual Property Rights of any third party.

14.6
Details of all domain names, websites and other electronic addresses in connection with the Internet or World Wide Web (including e-mail addresses) which are held by, or registered on behalf of, or have been used in respect of the Company are set out in the Disclosure Letter.

14.7
No claim under sections 39 to 43 of the Patents Act (or similar provision in any applicable territory across the world) has been made and no assertion of any moral rights under the Copyright Designs and Patents Act 1988 or otherwise has been made in relation to any Intellectual Property Rights owned by the Company.

15.	DISPUTES AND LITIGATION

15.1
The Company has not received written notice of any court orders or unsatisfied judgments outstanding against the Company or that any injunctions have been granted against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or any other person in connection with the determination or settlement of any claim or proceedings.

15.2
Apart from normal trade debt collection involving debts not exceeding £5,000 in the aggregate, neither the Company nor any of its officers nor any person for whose acts or defaults the Company may be vicariously liable is involved in any civil, criminal, arbitration or mediation proceedings or dispute resolution process.  So far as the Sellers are aware, none of those proceedings or processes, and no claims of any nature, are pending or threatened by or against the Company or any of those persons or in respect of which the Company is liable to indemnify any party concerned.

15.3
The Company has not been convicted of an offence and is not awaiting trial in relation to any offence and no current or former employee, officer or agent of the Company has been convicted of, or is awaiting trial in relation to an offence in relation to the Company.  No officer has been (and, so far as the Sellers are aware, no employee has been) convicted of or is awaiting trial in relation to or is alleged to have committed an offence that reflects upon the reputation of the Company or their suitability for holding the position they hold in the Company.

16.	INSURANCE

16.1	Details of the Company's policies of insurance are contained in the Disclosure Bundle.

16.2
No claim under any of those policies is outstanding and, so far as the Sellers are aware, no event has occurred which might be the subject of a claim under any of those policies or which would or might be required under any of those policies to be notified to the insurers under the terms of the policy.

16.3
So far as the Sellers are aware, nothing has been done or omitted to be done which might prejudice any prospective claim or which might render any of those policies void or voidable or which might result in the increase of any premium payable in respect of them and none of those policies is subject to any special or unusual terms, restrictions or rates of premium.

17.	CONSENTS AND COMPLIANCE

17.1
So far as the Sellers are aware, the Company has valid permits, authorities, licences and consents necessary for the Company to carry on its business effectively in the manner and in the places in which its business is now carried on and, so far as the Sellers are aware, there are no circumstances which might reasonably lead to the suspension, alteration or cancellation of any of those permits, authorities, licences or consents.

17.2
The Company is not in material breach of any of the permits, authorities, licences or consents which it holds, where such breach would adversely affect the Company’s ability to carry on its business effectively in the manner and in the places in which its business is now carried on.

17.3	The Company does not carry on any regulated activity within the meaning of the Financial Services and Markets Act 2000.

18.	ANTI-CORRUPTION

18.1
The Company has not at any time engaged in any activity, practice or conduct which at the relevant time amounted to an offence under the Bribery Act 2010 or which constituted or constitutes an offence under any other bribery or anti-corruption law in any jurisdiction.

18.2
No employee or so far as the Sellers are aware, agent or other person who performs or has performed services for or on behalf of the Company has at any time bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company. The Company is currently working on the implementation of adequate procedures designed to prevent those persons from undertaking bribery as described.

18.3
None of the Company, any employee, or so far as the Sellers are aware, agent or other person who performs or has performed services for or on behalf of the Company is or has been the subject of any investigation, enquiry or enforcement proceedings in relation to any offence relating to corruption or bribery.

18.4
No investigation, enquiry or proceeding mentioned above has been threatened and so far as the Sellers are aware there are no circumstances which mean any of those investigations, enquiries or proceedings are likely to arise.

19.	DATA PROTECTION

19.1	In this paragraph 19, the terms data controller, processing and personal data will have the meanings given in the Data Protection Act 1998 (the DPA).

19.2	The Company has notified registrable particulars under the DPA of all personal data held or processed by it and:

19.2.1	has renewed those notifications and has notified any changes occurring in between those notifications as required by the DPA;

19.2.2	has paid all fees payable in respect of those notifications;

19.2.3	copies of those notifications are contained in the Disclosure Bundle; and

19.2.4	there has been no unauthorised disclosure of personal data outside the terms of those notifications.

19.3	No personal data has been transferred outside the European Economic Area.

19.4	The Company has:

19.4.1	complied in all respects with the Data Protection Act 1984 whilst it was in force and the DPA;

19.4.2	satisfied any requests for access to personal data; and

19.4.3	established the procedures necessary to ensure continued compliance with the DPA.

19.5	The Company has not received any:

19.5.1
notice or complaint under the DPA alleging non-compliance with the DPA (including, without limitation, any information or enforcement notice, monetary penalty notice or any transfer prohibition notice); or

19.5.2	claim for compensation for loss or unauthorised disclosure of data; or

19.5.3	notification of an application for rectification or erasure of personal data.

19.6
The Company has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes and the use of cookies.

20.	EMPLOYEES AND CONSULTANTS

20.1	The Disclosure Bundle contains anonymised details of all the employees and workers of the Company together with full particulars of their terms and conditions of employment, including the following:

20.1.1	the entity employing or engaging them;

20.1.2	job description or job title (providing such title is sufficiently self-explanatory as to the type of work undertaken by the worker);

20.1.3	gender;

20.1.4	date of birth;

20.1.5
those particulars of employment that an employer is obliged to give to an employee pursuant to section 1 of the Employment Rights Act 1996, including the commencement date of each contract and, if employment, the date on which continuous employment began, present remuneration (or, if the remuneration is variable, the method of calculating the remuneration and the average remuneration over the last 12 weeks) and the intervals at which remuneration is paid, hours of work, place of work, notice period for termination of employment or engagement or expiry date of fixed term contract (and if fixed term, details of any previous renewals), holiday entitlement and holiday pay and sick pay;

20.1.6	bonus, commission, incentive arrangements and all other benefits (whether contractual or discretionary);

20.1.7	type of contract (whether full or part-time or other);

20.1.8	retirement age, if any; and

20.1.9	pensions and pension schemes.

20.2
The Disclosure Bundle includes anonymised details of all persons who are not employees or workers and who are providing services to the Company and the particulars of the terms on which the individual provides services, including:

20.2.1	the company which engages them, if any;

20.2.2	the remuneration of each individual and any benefits to which they are entitled;

20.2.3	the type of services provided by the individual;

20.2.4	the number of hours each week committed to the Company; and

20.2.5	the length of notice required to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

20.3	The Disclosure Bundle contains:

20.3.1	anonymised copies of all contracts which apply to any person employed or engaged by the Company or in its business;

20.3.2
handbooks and any other policies, procedures or rules (including, but not limited to, disciplinary and grievance procedures) and a summary of any unwritten policies or procedures, whether or not contractual, which apply to any person employed or engaged by the Company or in its business; and

20.3.3
copies of all agreements or arrangements with any trade union, employee representatives or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employees or workers of the Company.

20.4
The Disclosure Bundle includes anonymised details of all employees and workers of the Company who are on secondment, maternity, paternity, adoption, parental or other leave or who are absent due to ill health or for any other reason.

20.5	There are no home-working, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Company's employees or workers.

20.6	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

20.7	No former employee or worker is currently subject to post termination restrictions for the protection of the Company (save in relation to confidentiality).

20.8
There are no benefits provided by the Company to any person employed or engaged by the Company or in its business which could not be transferred to or (without significant additional cost) replicated by the Buyer.

20.9
There is no existing or proposed bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which any employee or other worker is or would be entitled to participate in the profits of the business of the Company or acquire shares in the Company.

20.10
No employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

20.11
There are no securities, options over securities or interests in securities in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former officer, employee or worker or any of their nominees or Associates by any person.

20.12
There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former officer, employee or worker or any of their nominees or Associates may benefit in any form.

20.13
There is no existing or proposed scheme (whether contractual or not) or any custom or practice to provide payments or benefits on redundancy (in addition to statutory redundancy pay) or other termination or on a change of control.

20.14
There is no existing or proposed scheme (whether contractual or not) or any custom or practice to provide payments or benefits in excess of the statutory minimum in relation to maternity, paternity or adoption leave.

20.15	There are no loans made to employees or other workers or guarantees provided by the Company for the benefit of an employee or other worker.

20.16
No variation has been made in the last 12 months to any of the terms of employment or engagement of any of the Company's officers, employees or workers and nor has any future variation been offered, promised, or agreed.

20.17	There are no current negotiations for an increase in the remuneration or benefits of any employee or any other person engaged by the Company or in its business.

20.18
No employee, worker or any other person engaged by the Company or in its business has received or has given notice, to terminate their employment or engagement with the Company (whether as a result of the parties entering into this agreement or otherwise).

20.19
All contracts of employment or engagement with any employee, worker or officer of the Company (and all contracts for services with any individual or company providing the services of an individual or individuals) are terminable at any time on not more than three months' notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or for unfair dismissal) or any liability on the part of the Company other than wages or commission.

20.20
No employee or any other person engaged by the Company or in its business has been off sick for a period of 21 days or more in any six-month period within the last three year (whether or not consecutive) or is receiving or is due to receive payment under any sickness, disability or permanent health insurance scheme and the Sellers are not aware of any pending, threatened or likely claim for such payment.

20.21	No employee has any accrued but untaken or unsatisfied annual leave from previous holiday years whether due to sickness, other absence or otherwise.

20.22
The Company has not received written notice of any claims or legal proceedings (whether arising under contract, common law, statute or in equity or otherwise) in relation to employees, workers, former employees, former workers or trade unions, staff associations, staff councils, works councils or other organisations formed for a similar purpose.

20.23
No disciplinary action (including dismissal, warnings, suspension, demotion and performance management or monitoring) has been taken by the Company against any of the Company's employees, workers, former employees or former workers within the previous two years.

20.24	No grievance has been raised by any employee, worker, former employee or former worker within the previous two years.

20.25
There are no amounts outstanding or promised to any employees, workers, consultants or contractors (other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year) or any liability incurred by the Company which remains un-discharged for breach of any employment (or other) contract, redundancy payment (statutory or otherwise, including protective awards), compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, discrimination or otherwise or for failure to comply with any order for the re-instatement or re-engagement of any employee.

20.26
The Company has not incurred any liability for any failure to provide information or to consult with employees, representatives of employees, staff associations, staff councils, works councils or any trade union.

20.27
The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any current or former director, officer, employee or worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of employment contract.

20.28	No questionnaire has been served on the Company under any discrimination legislation.

20.29
There are no existing, pending or threatened inquiries or investigations into the Company or affecting any person employed or engaged by the Company or in its business by the Equality and Human Rights Commission.

20.30
Save as Disclosed there is no agreement or arrangement (including, but not limited to any collective agreements) in existence between the Company and any trade union or any other body representing its employees or workers and neither does the Company recognise any trade union or any other body representing its employees or workers.

20.31
The Company has not received a request for recognition pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992 or to negotiate an agreement pursuant to the Information and Consultation of Employees Regulations 2004.

20.32
In the period of one year preceding the date of this agreement, the Company has not given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

20.33	The Company has not received any subject access requests pursuant to the DPA from any employees or workers.

20.34
The Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, workers or others and, so far as the Sellers are aware, there are no claims capable of arising or pending or threatened by any employee, worker, contractor or third party in respect of any accident or injury which are not fully covered by insurance.

20.35	Within two years ending on the date of this agreement, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

20.36	The Company has in relation to each of its employees or workers discharged fully its obligations to pay the minimum wage under the National Minimum Wage Regulations 1999.

20.37
All employees subject to immigration control are employed in accordance with the Immigration, Asylum and Nationality Act 2006 and where relevant the Asylum and Immigration Act 1996 and any amendments to them; as well as the prevailing UK Immigration Rules and Policies.

20.38	There are no agreements or arrangements with third parties for the provision of staff to the Company.

20.39	No request for information has been served on the Company under the Agency Workers Regulations 2010.

21.	PENSIONS

21.1
Other than by way of contributions to the personal pensions of the current directors of the Company, details of which are Disclosed, the Company has never sponsored, designated, participated in, assumed responsibility for or contributed to any arrangement (whether or not closed, funded or tax registered) for providing pension or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former director or employee of the Company (together Employees), nor has it agreed or announced any proposal to enter into or establish any such arrangement.

21.2
No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Employee about the introduction of, or a contribution towards, any new or alternative pension or life assurance arrangement.

21.3	The Company has not granted any ex gratia pension or other similar payment to any Employee or their dependants.

21.4	The Company has a staging date in 2016 for the purposes of Part 1 of the Pensions Act 2008.

21.5
No Employee (or former employee of the Company) was a member (whether active or deferred) of an occupational pension scheme immediately before the transfer of the related employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

21.6
No liabilities under an occupational pension scheme have transferred to the Company as a result of the Transfer of Undertakings (Protection of Employment) Regulations 2006 including, without limitation, any liability to provide pension benefits arising from a work related pension scheme or any benefits following redundancy.

21.7
No contribution notice, financial support direction or restoration order has been served on the Company or any person connected to or associated with the Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and there is no reason why such a contribution notice, financial support direction or restoration order may be served on the Company.

22.	PROPERTY - GENERAL

22.1	In paragraphs 22 to 29 of this Schedule 3, unless the context otherwise requires:

Incumbrance means:

(a)
any covenant, restriction, stipulation, easement, customary or public right, local land charge, mining or mineral right, franchise, manorial right and any other right or interest in or over land in each case whether or not registered; and

(b)	any interest not included in paragraph (a) above that will override either first registration (where appropriate) or any registrable disposition;

to which the Property is subject.

Leasehold Properties means the leasehold properties described in Part A of Schedule 6;

Leases means the leases under which the Leasehold Properties are held (together with any document varying, supplemental or collateral to it);

Licences means the licences described in document folder 17.1 of the Disclosure Bundle;

Property means the Leasehold Properties; and

rent includes licence fee, tenancy includes licence and tenant includes licensee.

22.2
The Property comprise the only land and buildings that have ever been owned, occupied, or used by the Company or in relation to which the Company has ever had any right, interest, or liability (whether actual or contingent).

22.3	The Company is in actual occupation of the Property.

22.4	The details of the Property set out in Schedule 6 are complete and accurate in all material respects.

23.	PROPERTY - TITLE

23.1
All original documents or properly examined extracts relating to the Company’s title to the Property (including originals of the Lease) are in the possession or under the control of the Company and have been disclosed to the Buyer’s Solicitors.

23.2	The Company is solely legally and beneficially entitled to the leasehold interests in the Property.

23.3
The Buyer has been provided with true and complete copies of all documents, surveys and reports relating to the Property which are within the knowledge of the Sellers together with such other information in the possession of the Sellers or the Company as is material.

23.4
All fixtures and fittings at the Property other than those belonging to any statutory undertaking or landlord’s fixtures  are owned absolutely by the Company free from Incumbrances except any disclosed to the Buyer’s Solicitors by the Sellers' Solicitors before the date of this agreement.

24.	PROPERTY - RIGHTS AND INTERESTS

24.1	There are no mortgages, charges or liens, legal or equitable, specific or floating, affecting the Property nor is there any agreement or commitment to create any.

24.2	So far as the Sellers are aware the Company is not in breach of any Incumbrance (and no notice of an alleged breach has been received).

25.	PROPERTY - OUTGOINGS

The Property is not subject to the payment of any outgoings other than uniform business rates or water rates and sums due under the Lease and no payments in respect of them are outstanding or disputed.

26.	PROPERTY - COMPLAINTS, NOTICES AND DISPUTES

26.1
The Company has not had occasion to make any claim or complaint in relation to any neighbouring properties or its use or occupation. No notices materially affecting the Property have been given or received by the Sellers or the Company.

26.2
There are no notices, disputes, claims, actions, demands or complaints in respect of the Property which are outstanding or which are expected by either the Company or the Sellers nor (so far as the Sellers are aware) are there any circumstances rendering any of them likely.

26.3
The Company has not (nor has anyone on its behalf) expressly or by implication waived any breach by any person of any covenant, agreement, restriction or other obligation relating to the Property or of which the Property has the benefit.

27.	PROPERTY - PLANNING ETC

27.1	The Company has not received notice of any breach of, and the Sellers are not aware of, any material breach of the requirements of any statute capable of enforcement which affects the Property.

27.2	So far as the Sellers are aware, the Company’s occupation and use of the Property complies in all material respects with current fire regulations affecting the Property.

27.3
No buildings or other structures on the Property have been erected by the Company or been subject to extension or major alteration by the Company within the six years before the date of this agreement.

27.4
There are no agreements, certificates, guarantees, warranties or insurance policies relating to the construction, repair, replacement, treatment or improvement of any building or structure on the Property.

28.	LEASEHOLD PROPERTIES

28.1	Relevant details of the Leases (and any documents supplemental to them) are fairly summarised in Part A of Schedule 6.

28.2	None of the terms of the Leases have been varied.

28.3
All sums (including rent, insurance rent and service charge) due under the Leases have been paid and the last instalment of rent was paid to and was accepted by the landlord or its agents without qualification.

28.4	No alterations or additions have been made to the Leasehold Properties which the tenant is required to remove on yielding up the Property at the expiration or sooner determination of the term.

28.5	So far as the Sellers are aware, no collateral assurances, undertakings or concessions have been made by any party to the Lease.

28.6
Any consents (other than consents which may have been required under any mortgages or other documents which are no longer subsisting) required for the grant of the Lease or any other matter which required the landlord’s consent under the terms of the Lease have been obtained along with evidence of the registration of any such grant or vesting where requisite. There are no applications for consent by the Company which are currently being considered.

28.7
The Sellers are not aware of any subsisting material breach of the covenants or conditions contained in the Leases, whether on the part of the landlord or the tenant, or any other event of a material nature which could give rise to forfeiture of the Leases.

28.8	No written notice alleging any breach of the covenants or conditions contained in the Leases, on the part of the Company has been received.

29.	LICENCES AND LETTINGS

29.1	Relevant details of the Licences (and any documents supplemental to them) are fairly summarised in the Disclosure Letter.

29.2	None of the terms of the Licences have been varied.

29.3
All sums (including rent, insurance rent and service charge) due under the Licences have been paid when due and the last instalment of rent was paid to and was accepted by the licensor/ landlord or its agents without qualification.

29.4	The Company has not sublet or parted with possession of or shared occupation of the whole or any part of the Property and none of the Property is subject to any letting arrangements of any kind.

30.	EFFECT OF AGREEMENT

30.1	Compliance with the terms of this agreement by the Sellers:

30.1.1	does not require the consent or agreement of any person who is not a party to this agreement;

30.1.2
will not relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine a right or benefit enjoyed by the Company, or to exercise a right in respect of the Company;

30.1.3	will not cause the Company or any of the Sellers to be in breach of any agreement, arrangement, regulation or other obligation;

30.1.4	will not conflict with or violate any provision of the articles of association of the Company;

30.1.5	will not result in any indebtedness of the Company becoming, or capable of being declared, due before its stated maturity or any loan facilities being withdrawn;

30.1.6	will not give rise to or cause to become exercisable any option or right of pre-emption; and

30.1.7	will not result in the creation, imposition, crystallisation or enforcement of any Encumbrance on or over any of the assets of the Company or the Shares.

31.	GENERAL

No one is entitled to receive from the Company a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

SCHEDULE 4 - SELLERS' LIMITS

1.	In this Schedule Warranty Claim means a claim for breach of any Warranty, Tax Claim means a claim for breach of the Tax Covenant and Indemnity Claim means a claim under clause 13 of this agreement.

2.	No liability will attach to the Warrantors in respect of any Warranty Claim unless:

2.1	the amount that would otherwise be recoverable from the Warrantors (but for this paragraph 2.1) or the amount of the liability in respect of such Warranty Claim exceeds £25,000; and

2.2
the aggregate amount of the liability of the Warrantors in respect of all Warranty Claims (excluding any claims for which the Warrantors have no liability by virtue of paragraph 2.1 above) exceeds £350,000, in which event the Warrantors will be liable for the whole of that liability and not merely the excess.

3.	The aggregate liability of the Warrantors:-

3.1.1	in respect of all Tax Claims will not exceed (when added to any and all liability of the Warrantors in respect of Warranty Claims and Indemnity Claims) the higher of:-

(a)
the aggregate amount of the Cash Consideration, the amount payable by way of the Loan Notes under clause 3.1.3 of this agreement and the Earn-out Consideration as has been, or is, received by the Sellers at any time and from time to time, plus the amount which would have been received by the Sellers if it had not been set off in respect of any claims under the agreement pursuant to clause 8; and

(b)	the sum of £9,036,145; and

3.1.2	in respect of all Warranty Claims and Indemnity Claims will not exceed (when added to any and all liability of the Warrantors in respect of Tax Claims) the higher of:-

(a)
the aggregate amount of the Cash Consideration, the amount payable by way of the Loan Notes under clause 3.1.3 of this agreement and the Earn-out Consideration as has been, or is, received by the Sellers at any time and from time to time, plus the amount which would have been received by the Sellers if it had not been set off in respect of any claims under the agreement pursuant to clause 8, up to a maximum of £12,048,192; and

(b)	the sum of £9,036,145,

(in each case such amount being the Aggregate Liability Cap), and the total liability of each Warrantor in respect of all Warranty Claims, Indemnity Claims or Tax Claims shall not exceed:-

3.1.3	in the case of [ ], an amount equal to [ ]% of the applicable Aggregate Liability Cap;

3.1.4	in the case of [ ], an amount equal to [ ]% of the applicable Aggregate Liability Cap; and

3.1.5	in the case of [ ], an amount equal to [ ]% of the applicable Aggregate Liability Cap.

4.
In the event of a Warranty Claim being paid by the Sellers and then repaid (in whole or in part) under the provisions of paragraph 7 of this Schedule then, to the extent repaid, the Warranty Claim will not constitute a Warranty Claim for the purpose of this Schedule 4 with effect from the date of repayment to the Sellers.

5.	A claim will be wholly barred and unenforceable unless the Buyer gives the Warrantors notice in writing of it, summarising the nature of the claim, within:

5.1
the period from the date of Completion to and including the date which is six years and one month from the Company's next accounting reference date (being 30 June 2014) in the case of any Warranty Claim relating to Tax, a claim under the Tax Warranties or a Tax Claim; or

5.2	15 months from the date of Completion in the case of any other Warranty Claim or an Indemnity Claim or a claim under clause 14.

6.
A claim notified in accordance with paragraph 5 of this Schedule which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Buyer unless proceedings in respect of that claim have been both issued and served on the Warrantors within the period of six months starting on the day such claim was so notified to the Warrantors.

7.	Recovery from Third Party

7.1
If the Warrantors pay to the Buyer an amount in respect of a Warranty Claim (other than a claim for breach of a Tax Warranty) or Indemnity Claim and the Buyer or the Company subsequently recovers from another person an amount which is referable to the matter giving rise to that claim, the Buyer shall as soon as reasonably practicable pay to the Warrantors an amount equal to whichever is the lower of the Sum Recovered (as defined below) and the amount previously paid by the Warrantor to the Buyer.

7.2
For the purposes of paragraph 7.1, the Sum Recovered means an amount equal to the total of the amount recovered from the other person less all reasonable costs and expenses incurred by the Buyer in making such recovery and less any Taxation attributable to the recovery.

8.
The Sellers will not be liable for any Warranty Claim (other than a claim for breach of a Tax Warranty (in Part C of Schedule 7) and in such case the provisions of Part D of Schedule 7 shall apply) or Indemnity Claim (as appropriate) to the extent that:-

8.1
the matter, fact or circumstance giving rise to the Warranty Claim (other than a claim for breach of a Tax Warranty) or Indemnity Claim would not have arisen but for an act, omission or transaction done, made or carried out:

8.1.1	by the Sellers or the Company or any of their directors, employees or agents prior to Completion at the written request of or with the written consent of the Buyer;

8.1.2	by the Buyer or any of its directors, employees or agents at any time after Completion; or

8.1.3
by the Company (other than at the direction of or through any action or inaction of the Sellers, in whatever capacity) or any of its directors, employees or agents (other than the Sellers) at any time after Completion other than as required by law or pursuant to a legally binding agreement or arrangement entered into prior to Completion;

8.2
the Warranty Claim is specifically provided for or reserved in the Accounts, the Management Accounts or the Earn-out Accounts or to the extent that payment or discharge of the relevant matter has specifically been taken into account in them;

8.3
the matter giving rise to the Warranty Claim or Indemnity Claim (as the case may be) is attributable to or a consequence of any change of accounting policy of the Company after Completion, except where effected in order to conform to GAAP;

8.4	the liability results from the sale of shares in the Company after Completion;

8.5	the Warranty Claim is caused or increased by the Company ceasing to carry on its business after Completion as a going concern;

8.6
the matter, fact or circumstance giving rise to the Warranty Claim or Indemnity Claim would not have arisen or occurred but for the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body, or a judgment passed, after the date of this agreement;

8.7
the loss or liability resulting from the Warranty Claim or Indemnity Claim has been or is made good or otherwise fully compensated for at no expense, cost or other liability to the Buyer or the Company.

9.
If the Buyer becomes aware of any matter which may give rise to a Warranty Claim (other than a claim for breach of a Tax Warranty (in Part C of Schedule 7) to which Part F of Schedule 7 shall apply) or Indemnity Claim:

9.1	the Buyer will as soon as reasonably practicable notify the Sellers' Representatives in writing and will consult with the Sellers’ Representatives in relation to that matter;

9.2
the Buyer shall, and shall procure that the Company shall, provide the Warrantors and their advisers with reasonable access to personnel and to relevant documents and records within its power or under its control for the purposes of investigating the matter;

9.3	the Warrantors (at their own cost) may take copies of the documents or records referred to in paragraph 9.2;

9.4
the Buyer shall, and shall procure that the Company shall, SUBJECT TO the Buyer's and the Company's overriding right to protect the goodwill, good name and commercial interests of itself and the Company or the Buyer (as the case may be) (the exercise of such right being determined and decided by the Buyer and/or the Company (as the case may be) in its sole discretion acting reasonably), take all reasonable steps, at the Warrantors' cost, to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any third party (other than the Warrantors) as the Warrantors may reasonably and properly request, and keeping the Warrantors informed of any material developments in relation to the matter, SUBJECT TO the Company and the Buyer being fully indemnified and secured and held harmless by the Sellers to the satisfaction of the Buyer against any and all loss, liability, costs, damages and expenses (including legal expenses) suffered or incurred or which may be incurred by the Buyer and the Company in connection with the request by the Warrantors (including any action taken by them) in accordance with this paragraph 9.4; and

9.5
the Buyer shall, and shall procure that the Company shall, not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Warrantors (such consent not to be unreasonably withheld or delayed).

10.	The Buyer acknowledges that, save in the case of fraud, dishonesty, wilful misconduct or deliberate concealment:-

10.1
its sole remedy for any claim under the Warranties or the Tax Covenant or an Indemnity Claim shall be damages (subject to the provisions of this Schedule 4) and the Buyer waives any other remedy which it might otherwise have relating to any such claim; and

10.2
no breach of any provision of this agreement shall entitle the Buyer to rescind this agreement or treat it as having been terminated and, save as aforesaid and to the fullest extent permitted by law, the Buyer waives all such rights of rescission and termination in respect of this agreement howsoever arising.

11.
The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant or otherwise under this agreement) more than once in respect of the same liability or loss.

12.	The satisfaction by the Warrantors of any claim under the Warranties or the Tax Covenant shall be deemed to constitute a reduction in the Purchase Price.

13.
Nothing in this Schedule restricts or limits the Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a claim under the Warranties.

14.
Notwithstanding any other provision of this agreement, nothing in this Schedule 4 shall apply to exclude or limit the liability of the Sellers to the extent that a claim under the Warranties, the Tax Covenant or otherwise under this agreement arises or is increased by reason of (or the delay in discovery of which results from) any fraud, dishonesty, wilful misconduct or deliberate concealment by or on behalf of the Sellers.

15.
Nothing contained in the Disclosure Letter will limit the liability of the Sellers in respect of, and none of the limitations contained in this Schedule 4 will apply to, any breach of any of the Warranties contained in paragraphs 1 to 4, 10.6 or 10.7 of Schedule 3 and nothing contained in the Disclosure Letter will limit the liability of the Sellers in respect of, and none of the limitations set out in this Schedule 4 (other than under paragraph 5 of this Schedule 4) will apply to, any breach of the Warranty contained in paragraph 5.3 of Schedule 3. For the avoidance of doubt, any disclosures in the Disclosure Letter which are made against any of the Warranties contained in paragraphs 1 to 4, 5.3, 10.6 and 10.7 shall not in any way limit the liability of the Sellers in respect of any breach of those Warranties, even if the breach relates to those matters disclosed.

SCHEDULE 5 - COMPLETION

PART A  - DOCUMENTS TO BE DELIVERED BY THE SELLERS

1.
Transfers of the Shares duly executed by the respective registered holders of the Shares in favour of the Buyer or its nominees together with the relevant share certificates (or an indemnity in any form requested by the Buyer in relation to any missing certificates).

2.
Service Agreements relating to the employment of [        ] with the Company following Completion duly executed by [        ]. The Sellers will also procure that counterparts of the relevant executed Service Agreements will be delivered to [        ].

3.	An acknowledgement and release in the Agreed Form from each of the Sellers releasing the Company from:

3.1	any claims that Seller or any Associate of that Seller may have against the Company;

3.2	any sums due, owing or outstanding between that Seller or any Associate of that Seller and the Company; and

3.3	any commitments, liabilities and obligations which may be owing to that Seller or any Associate of that Seller by the Company.

4.
The certificate of incorporation (and if applicable any certificates of incorporation on change of name), common seal, statutory minute books and registers (made up to the date of Completion), share certificate book and all available copies of the constitution of the Company.

5.	All title deeds and other deeds and documents (including plans and consents) relating to the Property including expired leases and insurance policies.

6.	A certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of any of the Sellers.

7.
For the Company, statements from each bank at which the Company has an account giving the balance at close of business on the last Business Day before Completion; all cheque books in current use and written confirmation that no cheque has been written since those statements were prepared; details of their cash book balances; and reconciliation statements reconciling the cash book balances and the cheque books with the bank statements.

8.
Irrevocable powers of attorney in the Agreed Form executed by each of the holders of the Shares in favour of the Buyer and its directors to enable the Buyer (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose.

9.	The Registration Rights Agreement duly executed by each of the Sellers.

10.	The Debenture and Guarantee and the Intercreditor Deed duly executed (as appropriate) by the Sellers and/or the security trustee ([ ]).

11.	The security trust deed in Agreed Form duly executed by each of the Sellers and the security trustee ([ ]).

12.	The Stock Option Agreements duly executed by each of the Sellers.

13.	Joint section 431 elections (x8) in the Agreed Form duly executed by the Sellers (as appropriate).

14.	Notice of Exercise of the EMI option by [ ] pursuant to the EMI Option Agreement dated 31 January 2013 between the Company and [ ] and all documentation ancillary thereto in the Agreed Form.

15.	The Tag Along Rights Agreement, duly executed by each of the Sellers.

16.	Form AP01 in respect of each of the appointments referred to in paragraph 3 of Part B of this Schedule 5 duly signed (where applicable) by an existing director of the Company.

PART B - DECISIONS TO BE TAKEN AT COMPLETION BY THE DIRECTORS OF THE COMPANY

1.	The transfers of the Shares referred to in paragraph 1 of Part A of this Schedule will be approved for registration (subject to stamping).

2.	Any Agreed Form documents which the Company is a party to will be approved.

3.	Any persons who the Buyer may nominate will be appointed as additional officers with immediate effect (or with effect from the end of the meeting).

4.	The Debenture and Guarantee, the Intercreditor Deed and other finance documents will be approved.

5.	The Service Agreements will be approved.

6.	Any resolutions and actions regarding bank mandates as the Buyer may require will be passed and taken.

7.	Any other business which the Buyer may reasonably require will be transacted.

PART C - OTHER ACTION TO BE TAKEN BY THE SELLERS AND OTHER ITEMS TO BE DELIVERED BY THE SELLERS

1.	The Sellers will repay and procure the Associates of the Sellers to repay all amounts then owing by any of them to the Company whether due for payment or not.

2.
The Sellers will deliver to the Company (or procure the delivery to the Company of) all papers, books, records and all other assets of the Company which are used by or in the possession or under the control of any of the Sellers or any of the Associates of the Sellers.

PART D - DOCUMENTS TO BE DELIVERED BY THE BUYER

1.
A certified copy of the board minutes of the Buyer approving the purchase of the Shares on the terms of this agreement, authorising the execution of this agreement, authorising the Buyer to execute the Loan Note Instrument and to issue US$11,000,000 in nominal amount of the Loan Notes to the Sellers, approving the allotment and issue of the Consideration Shares to the Sellers in accordance with this agreement and the Option Shares in accordance with the Buyer's 2013 stock option plan and the Stock Option Agreement and authorising the execution of any other Agreed Form documents to which the Buyer is a party.

2.	The Loan Note Instrument duly executed by the Buyer.

3.	Certificates in respect of the Loan Notes duly executed by the Buyer in the Agreed Form in respect of the Loan Notes.

4.
The Debenture and Guarantee and the Intercreditor Deed duly executed by the Company (to be signed by one of the directors nominated by the Buyer and appointed to the board of the Company, referred to in paragraph 3 of Part B of Schedule 5).

5.	The Registration Rights Agreement duly executed by the Buyer.

6.
A secretary’s certificate of the Buyer attaching and attesting to the validity of its constitutional documents and the board minutes to be provided pursuant to paragraph 1 above and to the truth of the Buyer Warranties.

7.	An incumbency certificate stating who is authorised to sign this agreement and any documents referred to in it as being the Agreed Form on behalf of the Buyer.

8.	A draft Form 8-K, to be filed by the Buyer within 4 Business Days of Completion.

9.	The Stock Option Agreements duly executed by the Buyer.

10.	A good standing certificate of the Buyer from the secretary of state of Nevada.

11.
The Service Agreements duly executed by the Company (to be signed by one of the directors nominated by the Buyer and appointed to the board of the Company, referred to in paragraph 3 of Part B of Schedule 5).

12.
If available at Completion pdf copies of the certificates of all of the Consideration Shares to be issued to the Sellers hereunder to be e-mailed to Sellers’ Solicitors at Completion together with a letter from the transfer agent confirming that the originals of these certificates have been sent (by secure courier) to the Sellers’ Solicitors with a copy of the courier tracking number. If the pdf copies and the letter from the transfer agent are not available at Completion then they will be e-mailed to the Seller’s Solicitors after Completion but on the same date as Completion.

13.	The Tag Along Rights Agreement, duly executed by (1) the Buyer and (2) certain of the Buyer’s shareholders.

PART E  – POST COMPLETION COVENANTS OF THE BUYER

1.	Following Completion but not later than the Filing Date (as defined in the Registration Rights Agreement), the Buyer will use all reasonable endeavours to:

1.1
prepare and file a registration statement with the United States Securities and Exchange Commission in connection with an underwritten public offering for the raising of not less than $40,000,000 on a Form S-1 or other registration form that the Buyer is eligible to use and have it declared effective under the US Securities Act as promptly as possible after the filing thereof.

1.2
meet the initial listing requirements of the NYSE Market, the New York Stock Exchange, the Nasdaq Global Select market, Nasdaq Global market or Nasdaq Capital Market (the Appropriate Trading Market), including without limitation, the listing requirements set forth in Nasdaq Listing Rule 5110(c);

1.3	file an application to have the Consideration Shares listed on the Appropriate Trading Market and include in that application all of the Consideration Shares; and

1.4	file with the Commission a Form 8-A for registration of the shares of Common Stock of the Buyer pursuant to Section 12(b) of the Exchange Act.

PROVIDED THAT the Buyer shall not be required to comply with paragraphs 1.1 to 1.4 above for so long as such compliance is prevented, delayed or hindered by an act of God, fire, flood, explosion, war, riot or sabotage.

2.
Until the earliest of the time that no Seller owns Consideration Shares, the Buyer covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act of 1934 as Amended (the Exchange Act) and to timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Buyer after the date hereof pursuant to the US Exchange Act.

3.
At any time during the period commencing from the six month anniversary of the date of this agreement and ending such time that all of the Consideration Shares may be sold without the requirement for the Buyer to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation under Rule 144, if the Buyer shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a Public Information Failure) then, in addition to each of Sellers’ other remedies, the Buyer shall pay each Seller, in cash, as partial liquidated damages and not as a penalty, by reason of any delay or reduction of any of the Sellers’ ability to sell the Consideration Shares, an amount in cash equal to two per cent of the aggregate value of the Consideration Shares then owned by the Sellers on the day of the Public Information Failure and on every thirtieth day thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Sellers to transfer their Consideration Shares pursuant to Rule 144.

4.
The Buyer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that would be integrated with the offer or sale of the Consideration Shares in a manner that would require the registration under the US Securities Act of 1933 as amended (the Securities Act) or that would be integrated with the offer or sale of the Consideration Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless such shareholder approval is obtained  before the closing of such subsequent transaction.

5.	The Buyer shall use its reasonable endeavours to:

5.1
by 9:30 a.m. US Eastern Standard time within four (4) Business Days immediately following the date of this agreement, issue a press release disclosing the material terms of the transactions contemplated hereby in a form mutually agreed upon by the Buyer and the Sellers; and

5.2	file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto with the Commission within the time required by the Exchange Act.

From and after the filing of such Form 8-K, the Buyer represents to the Sellers that it shall have publicly disclosed all material non-public information delivered by the Buyer to the Sellers in connection with the transactions contemplated by this agreement that the Buyer is required to publicly disclose by applicable law. The Buyer and each Seller shall consult with each other in issuing any other press releases in respect of the transactions contemplated hereby and neither the Buyer nor any Seller shall issue any press release or public statement without mutual consent unless such press release is required by law or Trading Market regulations in which case the part wishing to issue the press release shall provide the other with prior notice of such disclosure.

6.	Certificates evidencing the Consideration Shares shall not contain any US securities laws restrictive legends:

6.1	while a registration statement covering the resale of such securities is effective under the Securities Act;

6.2	following any sale of such Consideration Shares pursuant to Rule 144;

6.3	if such Consideration Shares are eligible for sale under Rule 144; or

6.4	if such legend is not required under applicable requirements of the Securities Act.

Upon written request of any Seller, the Buyer shall cause its counsel to issue a legal opinion to the Transfer Agent promptly upon any of the events described in paragraphs 6.3 and 6.4 above if required by the Transfer Agent to remove the legend. The Buyer agrees that following the effective date of a registration statement covering the Consideration Shares, or as such time as a legend is no longer required under this Section, it will, no later than three Trading Days following the delivery by a Seller to the Buyer or the Transfer Agent of a certificate representing the Consideration Shares, issued with a restrictive legend, deliver or cause to be delivered to such Seller a certificate representing such shares that is free from all restrictive and other legends.

7.	The Buyer agrees to timely file a Form D with respect to the Consideration Shares as required under Regulation D, if necessary, and to provide a copy thereof, promptly upon request of any Seller.

8.	The Buyer shall fulfil its obligations under the Registration Rights Agreement (signed on the date of this agreement) between the Buyer and each of the Sellers.

9.
The Buyer will not unilaterally take any action that will cause a Seller to be deemed an “Affiliate” (as defined in Rule 144(a)(1) of the Securities Act) or the Buyer to be deemed to have “control” (as defined in Rule 405 of the Securities Act) over the Buyer prior to the time the Sellers can sell the Consideration Shares without restriction under Rule 144 of the Securities Act.

SCHEDULE 6  - THE PROPERTY

PART A  - LEASEHOLD PROPERTIES

Property	Current Rent	Rent Review	Length of Term
Unit F5, MetroCentre, Swalwell, Gateshead, Tyne and Wear	£26,000 p/a	None	5 years from 28 August 2013
Unit 14, Dale Industrial Centre, Phoenix Way, Radcliffe, Manchester	£13,420 p/a	None	5 years from 16 November 2010

SCHEDULE 7 - TAX SCHEDULE

PART A  - DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

For the purposes of this Schedule, the following words and expressions will have the following meanings:

Accounts means the Accounts, but excluding all notes to them (if any);

Accounts Relief means any Relief which is treated as an asset in the Accounts or has been taken into account in reducing or eliminating any provision for Tax in the Accounts or reducing or eliminating a provision which but for that amount being so treated or appearing as a Relief would have been made in the Accounts;

Auditors mean the auditors for the time being of the Company;

Buyer's Group means the Buyer and any subsidiaries and subsidiary undertakings from time to time of the Buyer and any holding company and parent undertaking from time to time of the Buyer and any subsidiaries and subsidiary undertakings from time to time of any such holding company or parent undertaking, and member of the Buyer's Group will be construed accordingly;

Buyer's Relief means:

(a)
any Relief arising to the Company which arises as a consequence of or by reference to an Event occurring after Completion (and where that Relief arises by reference to a Tax period which is current at the time of Completion, it will be apportioned partly to the period before Completion and partly to the period after Completion on a time basis or such other basis as is just and reasonable (Post Completion Relief)); or

(b)	any Relief which arises to any member of the Buyer's Group, other than the Company;

CAA means the Capital Allowances Act 2001;

Claim for Tax means any notice, demand or assessment issued or action taken by or on behalf of any Tax Authority and/or the compilation and submission of any return information or computation to any Tax Authority from which it appears that the Company or any member of the Buyer's Group is or may be placed under a Tax Liability in respect of which the Buyer has or is likely to have a claim against the Sellers under this agreement;

Corresponding Relief means:

(a)
any Relief obtained by the Company, arising as a result of a liability in respect of which the Sellers have made a payment under the Tax Covenant  or in respect of the Tax Warranties which arises as a consequence of an Event occurring on or before Completion;

(b)	any Relief arising as a result of or in connection with any deduction, withholding or Tax referred to in paragraph 2.2 of Part F;

CTA 2009 means the Corporation Tax Act 2009;

CTIP means the Corporation Tax (Instalment Payment) Regulations 1998;

Event means any transaction, deed, act, event, fact, circumstance or omission (in each case, whether or not carried out by the Company and whether or not the Company is a party to it), and without limitation, will include:

(a)
entry into this agreement, the sale and purchase of the Shares pursuant to this agreement, the issue of the Consideration Shares or the Loan Notes satisfaction of any conditions subject to which this agreement is made and Completion;

(b)	transfer of value, death of any person, the appointment of any receiver or liquidator and the winding-up or migration of any company, trust or person;

(c)	the earning, receipt or accrual of any income, profits or gains;

(d)	the incurring of any loss or expenditure;

(e)	the declaration, making or payment of any dividend or other distribution; and

(f)
the expiry of any period, the formation or the change of any intention, the ceasing to be a member of any group or connected or associated with or under the control of any person for the purposes of any Tax or to be resident or managed from any jurisdiction;

FA means the Finance Act;

ICTA means the Income and Corporation Taxes Act 1988;

IHTA means the Inheritance Tax Act 1984;

ITA means the Income Tax Act 2007;

ITEPA means the Income Tax (Earnings & Pensions) Act 2003;

Overprovision means:

(a)	the amount by which any provision for Tax (other than a provision for deferred Tax) contained and treated as an asset in the Accounts proves to be an overprovision; and

(b)
the amount by which any repayment of Tax to the Company by a Tax Authority specifically shown in the Accounts proves to be understated (or if no amount is shown, the amount of any repayment of Tax to the Company) relating solely to a period ending before Completion;

PAYE means the mechanism prescribed by the Tax Statutes for the collection of Tax and sums to which Part 11 of ITEPA (pay as you earn) and regulations made or deemed to be made thereunder apply and Class 1 and Class 1A contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992 (outline of contributory system);

profits includes profits, gains, income, earnings, receipts, value and any other amount or element (whether real, notional or deemed) on, or in respect of or by reference to which any Tax is liable to be assessed or charged or is payable;

Relief means any right to repayment of any Tax or set-off or any relief, exemption, loss, allowance, set-off or credit in respect of any Tax or any deduction from income, profits or gains for the purposes of any Tax;

Saving means the use of a Corresponding Relief or a Sellers' Relief to reduce or eliminate any liability of the Company to make an actual payment of Tax or results in a repayment of Tax to the Company in respect of which but for such reduction, elimination or repayment the Sellers would not have been liable under the Tax Covenant, or in respect of the Tax Warranties;

Sellers' Relief means any Relief other than a Buyer's Relief or Accounts Relief which arises as a consequence of an Event occurring on or before Completion;

Tax or Taxation means all forms of taxation, and all duties, imports, levies, withholdings or liability whether past or present and whether imposed in the United Kingdom or elsewhere in each case in the nature of taxation and without limitation includes:

(a)
in the United Kingdom, income tax, liability under the Pay As You Earn system, corporation tax, capital gains tax, value added tax, repayment or claw-back of recovered input tax, national insurance contributions, inheritance tax, development land tax, national insurance contributions, stamp duty, stamp duty reserve tax, customs and other import and export duties;

(b)
outside the United Kingdom, taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, value added, wealth, health, welfare, environmental, import, export and personal property;

(c)	any other taxes, levies, duties, rates, contributions, charges, imposts, deductions, withholdings similar to, corresponding with or replacing or replaced by any of them; and

(d)
any penalty, fine, surcharge or interest payable in addition to or in connection with or pursuant to any legislation or regulations in respect of or any return or information required to be compiled or maintained or provided to any Tax Authority in connection with any of them;

(but for the avoidance of doubt excluding water rates, business rates and other utility or local authority charges);

Tax Authority means, in the United Kingdom, HM Revenue & Customs, the Assets Recovery Agency, any officer or inspector of any of them, without limitation, any federal, governmental, regulatory or statutory body and any local, district or municipal authority competent to impose and/or collect and/or administer any Tax;

Tax Covenant means the covenants set out in paragraph 1 of Part B of this Schedule;

Tax Statutes means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

Tax Warranties means the warranties set out in Part C of this Schedule;

TCGA means the Taxation of Chargeable Gains Act 1992;

TIOPA means the Taxation (International and other Provisions) Act 2010;

TMA means the Taxes Management Act 1970;

Unavailability means in relation to the whole or any part of any Relief, the unavailability, non-existence, reduction, loss, claw-back, disallowance or cancellation of that Relief and Unavailable will be construed accordingly;

VAT means value added tax as provided for by VATA and legislation amending and/or supplementing the same; and

VATA means the Value Added Tax Act 1994.

2.	INTERPRETATION

2.1
References to any Event shall include any combination of two or more Events, and references to any Event occurring or being deemed to occur on or before Completion shall include any two or more Events, provided that, in that case, one or more of those Events shall occur or be deemed to occur on or before Completion outside the ordinary course of business of the Company and those Events (if any) which shall occur or be deemed to occur after Completion shall have occurred:

2.1.1	pursuant to a legally binding commitment entered into by, or on behalf, of the Company on or before Completion or required by law at the date hereof; or

2.1.2	within the ordinary course of business of the Company as carried on immediately before Completion;

2.2	References to Event includes any Event deemed to have occurred for the purposes of any Tax;

2.3
References to income, profits or gains earned, accrued or received on or before Completion will include income or profits or gains which are deemed and/or treated to have been earned, accrued or received at or before that date for the purposes of any Taxation and/or the Accounts, as the context requires;

2.4	References to Tax will include:

2.4.1
any amount in respect of any Tax that the Company is liable to pay or account for or for which a demand or assessment is made against it whether or not on the basis that it was liable or entitled to deduct that amount from a payment (whether actual or deemed) made by or through it;

2.4.2	any liability in respect of any Tax whether or not the same is the primary liability of the Company and whether or not the Company has or may have a right of reimbursement against any other person;

2.4.3	any amounts payable as if they were recoverable as a Tax;

2.4.4	any amounts payable by way of any security to any Tax Authority; and

2.4.5	any amounts payable in respect of or on account of any Tax.

2.5	References to Tax Liability will mean:

2.5.1	any liability to make payment of Tax other than stamp duty arising on the sale of the Shares as provided for by the Stamp Act 1891 and legislation amending or supplementing it (Actual Tax Liability);

2.5.2	the:

(a)	Unavailability of any Accounts Relief;

(b)
utilisation or setting-off of any Accounts Relief or any Buyer’s Relief against or in calculating any Actual Tax Liability for which the Buyer would have had a claim against the Sellers under this agreement;

and in such a case the amount of the Relief so Unavailable or utilised or set-off will be treated for the purposes of this Schedule as a Tax Liability of the Company, unless that Relief would have operated as a deduction from or as a set-off against gross income, profits or gains, in which case, in the case of the Unavailability of the Relief the Tax Liability will be equal to the amount of Tax which would, on the basis of the standard rates of Tax current at the date of this agreement and on the assumption that there were available adequate income profits and gains, have been saved on utilisation of the Relief if it were not Unavailable and in the case of the utilisation or the setting-off of the Relief, the Tax Liability will be equal to the amount of the Actual Tax Liability which would have arisen but for that utilisation or setting-off of the Relief, and where the Relief is a right to repayment of Tax the amount of the Tax Liability is the amount of the repayment which is not available;

2.5.3
any liability of the Company to make a payment pursuant to an indemnity, guarantee, warranty, representation or covenant entered into or made before Completion under which the relevant company has agreed or is liable to meet or pay a sum equivalent to or by reference to another person's liability to Tax, in which case the amount of that liability will be the amount of the Tax Liability; and

2.5.4
any mortgage or charge or power of sale by a Tax Authority over any shares in or assets of the Company in connection with any inheritance tax arising or any inheritance tax deemed to arise as a consequence of or in connection with or by reference to any transfer of value made or occurring on or before Completion and for the purposes of this agreement the inheritance tax will be deemed to arise as a consequence of and at the time of the transfer of value and section 213 of the IHTA will not apply and the amount of the inheritance tax together with all interest fines and penalties payable in connection with it will be the amount of the Tax Liability.

2.6
In determining for the purposes of this Schedule whether a charge on or power to sell, mortgage or charge any of the shares in or assets of the Company exists at any time, the fact that any amount of Taxation is not yet payable or may be paid by instalments will be disregarded and that amount of Taxation will be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which that Taxation becomes payable or arises.

2.7
Any liability of the Company to any interest, fine, penalty or surcharge will be deemed to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Tax Liability in respect of which a claim may be made against the Sellers under the Tax Covenant or to any failure to comply with any reporting or other obligation relating to that Tax Liability.

2.8
Any stamp duty which is chargeable on any instrument or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom relating to Events taking place prior to Completion, in either case, which confers any right or title on the Company or in the enforcement or production of which the Company is interested and any interest, fines or penalties relating to that stamp duty will all be deemed to be a liability of the Company which arose at the date of execution of the instrument whether or not that instrument is or was submitted for stamping.

2.9
Any payments made pursuant to this Schedule will, so far as permissible by law, be treated as an adjustment to the consideration paid by the Buyer for the Shares under this agreement, provided that this paragraph 2.9 will not operate in any way to limit the liability of the Sellers under this Schedule or deem the consideration paid for the Shares to be less than zero.

2.10
Unless the context requires otherwise, references to clauses are references to clauses in this agreement, references to Schedules are references to the Schedules of this agreement, references to Parts are references to Parts of this Schedule and references to paragraphs in any Part are references to paragraphs in that Part.

PART B - TAX COVENANT

1.	COVENANTS

1.1	The Sellers covenant with the Buyer that the Sellers will, from time to time, pay to the Buyer an amount equal to:

1.1.1
any Actual Tax Liability of the Company that arises directly as a result of or by reference to any Event occurring on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion;

1.1.2	any Tax Liability falling within any of paragraphs 2.5.2 to 2.5.4 (both inclusive) of Part A of this Schedule;

1.1.3
any Actual Tax Liability of the Company arising as a consequence of the Company being treated for any Tax purposes as a member of the same group as any other body corporate or otherwise connected or associated with any person for any Tax purposes at any time on or before Completion;

1.1.4
any Actual Tax Liability of the Company which is a liability for interest, fines, charges or penalties relating to either any amount of corporation tax treated by the CTIP as due and payable on a date on or before Completion in respect of or arising from any payment or late payment, filing or late filing of Tax of any Tax returns referred to in Part E of this Schedule arising directly as a result of the actions or omissions of the Sellers;

1.1.5
the amount of any costs and expenses reasonably and properly incurred by the Company or the Buyer in connection with any such Tax Liability or the Claim for Tax relating to it or in connection with any successful claim under this Schedule; and

1.1.6
any Actual Tax Liability arising as a consequence of any change in the accounting basis or policies adopted by the Company, to the extent that, such change is necessary for the Company to comply with any applicable law or regulation or any generally accepted accounting practice as at Completion where the previous practice did not comply with any applicable law, regulation or any generally accepted accounting practice.

1.2
The Sellers covenant with the Buyer to pay to the Buyer, an amount equal to any stamp duty which is charged on any document (which still has a legal effect) belonging to the Company or in the case of any document which is held outside the United Kingdom to the order of the Company (whether contingently or otherwise) both relating to transactions taking place prior to Completion, any stamp duty which would be charged if the document were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset held by the Company prior to Completion or in the enforcement or production of which the Company is or would be interested, and any interest fines and penalties relating to that stamp duty.

1.3	The Sellers covenant with the Buyer to pay to the Buyer an amount equal to any Actual Tax Liability of the Company arising in connection with or in respect of:

1.3.1	the receipt by the Buyer of any amounts payable under this paragraph 1.3 later than the time when the Actual Tax Liability in question becomes payable to a Tax Authority;

1.3.2
the exercise after Completion of any option granted before Completion by virtue of any person's directorship or employment with the Company (or deemed to have been so granted), the sale of any shares or other assets received on the exercise of the option or the variation of any rights or obligations attaching to that option or the shares or other assets received on the exercise of the option;

1.3.3
the sale of any shares or securities awarded, acquired or received before Completion by virtue of any person's directorship or employment with the Company (or deemed to have been so received) or the variation of any rights or obligations attaching to those shares or securities; and

1.3.4	the issue, redemption or other disposal of the Loan Notes or the issue, transfer, sale or disposal of the Consideration Shares.

2.	ELECTION UNDER SECTION 431(1) OF ITEPA

2.1
Each Seller undertakes that he or she shall enter into an election with his or her employing company pursuant to section 431(1) of ITEPA in the form prescribed by the HM Revenue and Customs (HMRC) to elect to pay income tax (if any) computed by reference to the unrestricted market value of each of the Seller's Consideration Shares and Loan Notes acquired (the Election). The Election shall be made on completion of the subscription or acquisition of such Consideration Shares and Loan Notes.

2.2	Each Seller shall provide to the Buyer such information as it shall require for the purposes of fulfilling its obligations as a responsible person within the meaning of Section 421 L of ITEPA.

2.3
In any case where the Company is obliged to account for employee taxation (being any charge to United Kingdom income tax or national insurance (other than secondary national insurance contributions) which is the liability of a Seller (Employee Taxation)) as a result of or in respect of:

2.3.1	the subscription for or acquisition of the Consideration Shares or the Loan Notes;

2.3.2	the entering into of the Election; or

2.3.3
any action, event or thing done by the Sellers following the subscription or acquisition of the Consideration Shares or the Loan Notes in the Company which gives rise to a liability under ITEPA in relation to the Consideration Shares or the Loan Notes;

the Company may recover the Employee Taxation from the Seller in question, and the Seller in question shall from time to time covenant to pay to the Company an amount equal to any such Employee Taxation, in such manner as the Company shall think fit (acting reasonably) and each such Seller agrees that the Company may recover the Employee Taxation via deductions from salary or other employment income for the relevant period or subsequent periods under PAYE and to the extent that such deductions are insufficient to cover the Employee Taxation, the relevant Seller shall pay to the Company the balance promptly on demand.

2.4	The Buyer shall or shall procure that the Company shall:

2.4.1
liaise with the Sellers in the preparation and filing of any reporting requirements, if any, that the Buyer may have to a Tax Authority in relation to the Consideration Shares or the Loan Notes, with all parties acting reasonably; and

2.4.2
provide copies of any such documents or the relevant extracts therefrom that are to be filed with a Tax Authority to the Sellers within a reasonable time period prior to the date of submission of such documents and shall consider any reasonable comments, if any, of the Sellers in to such documents.

3.	DATE FOR PAYMENT

3.1
The Sellers will make payment in full of all amounts payable under this Schedule on whichever is the later of either the expiry of a period of ten Business Days after service of a notice containing a written demand in respect of a claim for which the Sellers are liable under this Schedule or the due date in accordance with paragraph 3.2 of this Part B.

3.2	The due date for payment will be:

3.2.1
in a case which involves an Actual Tax Liability, four  Business Days before the Actual Tax Liability becomes due and payable without incurring the risk of any interest fines or penalties or taking into account any right to postpone payment or to make payments by instalments;

3.2.2
in a case which would have involved an Actual Tax Liability but for the setting off of any Relief, four Business Days before the date which would be the due date referred to in paragraph 3.2.1 of this Part B but for the setting off of the Relief unless the Relief was a right to repayment of Tax, in which case the earlier of that date and the date on which the repayment would have been due; or

3.2.3	in any other case the date ten Business Days after the date of demand for the payment.

3.3
In the event of there being any assignment of the benefit of the whole or any part of this agreement by the Buyer, the maximum amount payable pursuant to this Schedule to any assignee of that benefit will not exceed the amount which would have been payable to the Buyer if there had been no such assignment.

PART C  - TAX WARRANTIES

1.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

1.1.1	the Company has not been involved in any Event occurring outside of the ordinary course of its business;

1.1.2	no accounting period of the Company has ended for the purposes of Taxation; and

1.1.3
no disposal of any capital asset has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which has not and would have been included in the provision for deferred Taxation contained in the Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts were drawn up.

2.	ADMINISTRATION

2.1
The Company has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the six years before the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

2.2
The Company has within the relevant time limits correctly made all returns (including any land transaction returns), computations, elections, statements, registrations, notices and payments and provided all other information required to be provided by the Company under the Tax Statutes.  All those returns, computations, elections, statements, registrations, notices and information made or provided by the Company are up-to-date and correct in all material respects and so far as the Sellers are aware remain valid and leave no material matter unresolved.

2.3
All Tax Liabilities of the Company arising in respect of all periods ending before the Accounts Date have been agreed with the relevant Tax Authority.  None of the tax returns filed by the Company are or contain information which is only provisional.

2.4	The Disclosure Letter, specifically by reference to this paragraph provides details of:

2.4.1	all corporate tax returns of the Company which have been filed but have not become final;

2.4.2	in respect of the tax returns referred to in paragraph 2.4.1, any amendment, enquiry, discovery, assessment or discovery determination which has been made by any Tax Authority;

2.4.3	all agreements, concessions or other arrangements currently subsisting which have been made with or by any Tax Authority in respect of the Company; and

2.4.4
true and accurate details in all material respects of all agreements and arrangements under which any payment may be made or deemed to be made by or through the Company after Completion where the Company would be legally obliged or entitled to make any withholding in respect of any Tax.

2.5
There is no existing dispute between the Company and any Tax Authority nor has the Company within the past 12 months been subject to any routine visit or audit by any Tax Authority and as far as the Sellers are aware there are no circumstances that are likely to give rise to such dispute or make it likely that such a visit, audit, investigation or discovery will be made.

2.6	The Company has not been the subject of an investigation or discovery by any Tax Authority and as far as the Sellers are aware there are no facts that are likely to cause such an investigation.

2.7	The Company has complied with all requirements made by any Tax Authority.

2.8	The Company has obtained all such consents and clearances from Tax Authorities it was required by law to obtain.

2.9
All particulars provided to any Tax Authority in connection with the application for any consent, ruling or clearance on behalf of the Company or affecting the Company fully and accurately disclosing all facts and circumstances material to the decision of the Tax Authority and any transaction for which any consent, ruling or clearances has been obtained has been carried into effect only in accordance with the terms of the relative application and consent, ruling or clearance.

2.10	All claims, rulings, elections, consents and clearances, the making of which has been taken into account in the Accounts have been made and remain valid and effective.

2.11
The Company has made all such deductions and withholdings from payments made or received or which are deemed to have been made or received by or through it before Completion, as are required to be made or it is entitled to make by law and the Company has, if required by law to do so, accounted to the relevant Tax Authority for the Tax so deducted or withheld.

2.12
The Company has not paid or been required to pay any amount to any Tax Authority by way of security for the purposes of any Tax and the Sellers are not aware of any circumstances which could result in the Company being required to make any such payment.

2.13	No person has been appointed as an agent of the Company for any purposes in respect of any Tax where the termination of that appointment would require a notification to be made to a Tax Authority.

2.14
The Company has not entered into any agreement or arrangement under which the Company could become liable to pay to any person any sum equal to or calculated by reference to a Tax liability of that or any other person.

2.15
In the six completed accounting periods prior to Completion, the information provided by the Company in or with any return was sufficient for the officer of the relevant Tax Authority to reasonably expect to be aware (within the relevant time limits) of any understated or excessive Relief made or granted or which could be made or granted as a consequence of that return.

3.	CAPITAL GAINS

3.1
The amount or value of the consideration in money or monies worth given by the Company or which the Company has agreed to give for the acquisition, on or after the Accounts Date, of any capital asset will be allowable in full as a deduction on any disposal of the asset, in computing the chargeable gain or allowable loss.

3.2
No agreement or arrangement is in existence under which the Company could make a disposal and in respect of that disposal the amount of consideration in money it would receive, at the time of the making of the disposal, would be less than the amount the Company would be treated as having received for the purposes of calculating its chargeable gain in respect of that disposal.

3.3	The Company has not disposed of or acquired any asset in circumstances falling within section 17 of the TCGA and is not entitled to any capital loss to which section 18(3) of the TCGA may apply.

3.4	The Company has not made any claim under sections 152 to 157 inclusive of the TCGA.

3.5	The Company has not received any asset by way of gift or by way of bargain not at arm's length to which sections 165, 282 or 125 of the TCGA has applied or could apply.

4.	GROUPS

4.1	The Company is not a member of a group for any Tax purposes.

4.2	The Company is not and never has been a party to a group payment arrangement in respect of any Tax.

5.	REVENUE EXPENDITURE SINCE THE ACCOUNTS DATE

All expenditure of a revenue nature which the Company has incurred since the Accounts Date or which it may incur under any subsisting commitment, will be deductible as a trading expense of a trade carried on by the Company (other than entertainment expenditure or expenditure incurred in the ordinary course of business that is not, in accordance with the law as at the date hereof, deductible for corporation tax purposes).

6.	INTANGIBLE ASSETS AND INTELLECTUAL PROPERTY

6.1	For the purposes of this paragraph 6, references to intangible fixed assets mean intangible fixed assets, goodwill and intellectual property.

6.2
The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company.  No circumstances have arisen since the Accounts Date by reason of which that basis might change.

7.	ANTI-AVOIDANCE

7.1	The Company has not been a party to any scheme or arrangement designed wholly or mainly for the purposes of avoiding or deferring Tax.

7.2
The Company has not done or been a party to any Event for the purposes of evading any Tax Liability of the Company or any other person or in the knowledge that any Tax Liability arising from the Event will be evaded and there is no agreement or arrangement under which it could be required to do or be a party to such an Event.  The reference to evasion of Tax in this paragraph includes a reference to dishonesty or recklessly obtaining any payment or credit in respect of any Tax from any other person (including a Tax Authority) in circumstances where the Company or the relevant taxpayer was or is not entitled by law to the payment or credit and dishonestly or recklessly producing, furnishing or sending any document for the purposes of deceiving any person (including any Tax Authority) in respect of any Tax Liability or to obtain any payment or credit in respect of any Tax.

8.	TRANSFER PRICING

8.1
The Company has not entered into any agreements or arrangements in respect of or in connection with which it could be deemed for Tax purposes to have received income profits or gains or paid expenses which are greater than or less than the actual amounts paid or received by the Company pursuant to those agreements or arrangements.

8.2
In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has contemporaneous documentary evidence of the process used to establish that arm's length terms applied.

9.	STAMP TAXES

9.1
All documents (other than those that have ceased entirely to have any legal effect or purpose whatsoever) which are necessary to establish the title to the Company to any asset owned by the Company on or before Completion or in the enforcement or production of which the Company may be interested and which, in the United Kingdom or elsewhere, either attract stamp duty, stamp duty land tax, transfer tax, registration tax or some equivalent form of Tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate Tax Authority have been properly stamped.

9.2
Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty, transfer tax or registration tax relief granted on or before Completion which will affect the Company.

10.	OVERSEAS

10.1
The Company is and has always been resident solely in the country of its incorporation for Tax purposes and has never had any liability to pay Tax to a Tax Authority other than in the country of its incorporation and is not and never has been a representative for the purposes of any Tax for any person and there is no agreement or arrangement under which it would become such a representative.

10.2
The Company does not have or has never had a permanent establishment, branch or agency or any presence for the purposes of any Tax outside its country of incorporation, and is not a member of a partnership resident in a country other than the same country as the Company.

10.3
There are no arrangements under which the Company is liable for any Tax in respect of or in connection with any actual or deemed income profits or gains of any connected or associated person of the Company where that person is not resident or incorporated in the same country as the Company.

11.	RECORDS

11.1
The Company has, in respect of its assets, all such records as the Company would reasonably require to ascertain any Tax liability of the Company or any member of the Buyer's Group which could arise on the disposal of any one or more of those assets and all those records are compiled and stored in an organised manner.

11.2
The Company has in respect of all Events occurring on or before Completion, all such records as the Company may reasonably require to ascertain any Tax liability of the Company or any member of the Buyer's Group which could arise as a consequence of any one or more of those Events or which it or any member of the Buyer's Group may reasonably require to complete, accurately and within the applicable time limits, any return or provide any document or information any of them may be required by law to make or provide in respect of any one or more of those Events and all those records are compiled and stored in an organised manner.

11.3	The Company has maintained all such records as it is required to have maintained by law.

12.	SHARE OPTION SCHEMES

The Company does not operate any approved or unapproved share option or profit sharing schemes and is not a participating company for the purposes of any such scheme.

13.	EMPLOYMENT TAXES

13.1
There are no agreements or arrangements under which any director or employee of the Company or any person providing services to the Company indirectly through another company or otherwise may receive any payment emolument or benefit in kind from a person other than the Company which could result in the Company being liable for any Tax.

13.2
No past present or future employee or officer of the Company has been issued with any shares or securities in respect of which the Company may have any Tax liability as a consequence of any dealings, transactions, variations or reorganisations of those shares or securities or any variations of any restrictions attaching to those shares or the shares ceasing to be subject to restrictions at any time on or after this agreement.

14.	LOAN RELATIONSHIPS

The Company accounts for and is taxed on all its loan relationships on an accruals basis and so that payments and receipts in respect of them are not subject to any Tax to the extent that they relate to the capital sum loaned and payments and receipts of an income nature are subject to Tax only to the extent that they are recognised or required by applicable accounting standards to be recognised as debits or credits in the Accounts.

15.	STATUS OF THE COMPANY

The Company is not and has at no time been an investment company or an investment trust company for the purposes of the Tax Statutes.

16.	CORPORATION TAX - INSTALMENT PAYMENTS

16.1
The Company is not under any obligation to pay corporation tax in instalments and as far as the Sellers are aware, there are no circumstances which could cause it to be required to pay corporation tax in instalments.

16.2
The Disclosure Letter contains details of all instalment payments which have been made by the Company since the Accounts Date or which are required to be made by it under the CTIP and of all repayments claimed by the Company under the CTIP since the Accounts Date.

16.3
All such payments or repayments which were required to be made or which have been claimed pursuant to the CTIP since the Accounts Date have been duly made or received and the computation of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when that payment was required to be made or (as the case may be) at the time when that claim for repayment was submitted to HM Revenue & Customs.

16.4
No action has been taken by the Company such that the provisions of regulation 14 of the CTIP (anti-avoidance provision) could have effect in respect of the Company (in relation to accounting periods ending on or before 1 January 2011).

17.	CORPORATION TAX – DISTRIBUTIONS

17.1	The Company has not:

17.1.1	been concerned with or involved in any distribution for the purposes of Chapter 5 of Part 23 of the Tax Act (demergers);

17.1.2
at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof or issued any share capital as paid up otherwise than by the receipt of new consideration (as defined in section 1115 of the Tax Act); or

17.1.3
issued any security now outstanding in such circumstances or which is of such a character that the interest payable in respect thereof falls to be treated as a distribution under Chapter 2 of Part 23 of the Tax Act.

17.2	Since the Accounts Date no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Company.

18.	CAPITAL ALLOWANCES

18.1	The Company has not:

18.1.1	made any election under sections 177 or 183 of the CAA; or

18.1.2	made or agreed to make any election under section 198 or 199 of the CAA.

18.2	The Company does not own any asset which is, or is capable of being, a long-life asset as defined in section 91 of the CAA.

18.3	No capital allowances have been claimed by the Company which are liable to be reduced or withdrawn by virtue of sections 109 or 110 of the CAA.

18.4
The Company has not since the Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or a withdrawal of first year allowances under any provision of the CAA or recovery of excess relief under sections 111 or 112 of the CAA.

18.5	The Company has not made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company.

18.6	The Company has not claimed any research and development tax relief or tax credit nor any first-year tax credits (within the meaning of section 262A of, and Schedule 1A to, the CAA).

18.7	The Company has not incurred any expenditure which qualifies for allowances under Part 3A of the CAA.

19.	CLOSE COMPANIES

19.1	The Company is a close company as defined in section 439 of the Tax Act but has never been a close investment-holding company as defined in section 34 of the Tax Act.

19.2
No distributions within section 1064 of the Tax Act or transfers of value within section 94 of the IHTA have been made by the Company nor have such distributions been made between the Accounts Date and Completion.

19.3
During the last five years no loan or advance within section 455 of the Tax Act has been made or agreed to be made by the Company and it has not since the Accounts Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

20.	INHERITANCE TAX

20.1	The Company has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax which has not been fully discharged before Completion.

20.2
None of the assets or shares of the Company are subject to an HM Revenue & Customs charge within section 237 of the IHTA and no person has or may have the power under section 212 of the IHTA to sell any of the assets or shares of the Company.

20.3	The Company is not entitled to an interest in possession in settled property.

21.	VALUE ADDED TAX

21.1
The Company is registered for the purposes of the VATA and has in the last five years made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due.

21.2	The Company has not been:

21.2.1	subject to any interest, forfeiture, surcharge or penalty;

21.2.2	given any notice under sections 59, 59A or 64 of the VATA;

21.2.3	given a warning within section 76(2) of the VATA; or

21.2.4	required by HM Revenue & Customs to give security under paragraph 4 of Schedule 11 to the VATA (power to require security and production of evidence).

21.3
All supplies made by the Company are taxable supplies.  The Company has not been, or will not be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons.  All VAT paid by the Company is input tax as defined in section 24 of the VATA and regulations made under it.

21.4	All VAT due and payable to HM Revenue & Customs has been declared and paid in full.

21.5	The Company has never been treated as a member of a group under section 43 of the VATA and no application has ever been made for it so to be treated.

21.6
During the last five years the Company has not been, or agreed to be, a party to any transaction or arrangement in relation to which a direction has been, or could be, made under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

21.7
During the last five years the Company is not, nor has agreed to become, liable for VAT under sections 47, 48 or 55 of the VATA.  No direction has been given, or may be given, by HM Revenue & Customs under paragraph 2 of Schedule 6 to the VATA.

21.8
The Company does not own, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

21.9
The Company has not exercised an option to tax which applies to any land pursuant to paragraph 2 of Schedule 10 of VATA to the extent that such land is owned by the Company at the date of this agreement and has not made a real estate election in relation to any land pursuant to paragraph 21 of Schedule 10 of VATA.

22.	CUSTOMS DUTIES

22.1
The Company has no arrangement or authorisation in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.

22.2	The Company does not hold any authorisation from HM Revenue & Customs to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid.

PART D - LIMITATIONS

1.
The Sellers will not be liable for breach of any Tax Warranties or under the Tax Covenant for any Tax Liability (except that nothing contained in this Part D shall limit the Sellers’ liability whatsoever in relation to any liability under paragraph 2 of Part B of this Schedule) to the extent that:

1.1
provision, allowance or reserve was specifically made for such Tax Liability or other liability in the Accounts or to the extent payment or discharge has been taken into account in the Accounts  or specifically referred to in the Accounts or such liability is fully discharged prior to Completion; or

1.2	such Tax Liability arises in the ordinary course of business of the Company carried on since the Accounts Date; or

1.3
such Tax Liability would not have arisen but for any voluntary act, transaction or omission carried out by the Company, the Buyer or any member of the Buyer's Group or any of their directors, employees or agents after Completion where such act, transaction or omission was not done, made, or carried out:

1.3.1	as required by law as it is in force at the date hereof;

1.3.2	pursuant to an obligation of the Company created or entered into on or before Completion;

1.3.3	in the ordinary course of business of the Buyer or the Company as carried on at Completion; or

1.3.4
pursuant to the request or approval of the Sellers (including but not limited to any request of the Sellers under any provision or term of this agreement), provided that any presentation of the document for stamping where it is required in order to register or enforce such document or where its production is required by any Tax Authority shall be treated as being required by law; or

1.4
such Tax Liability arises or is increased or any provision, allowance or reserve in respect of such liability in the Accounts is insufficient solely as a result of the coming in to force of  any new Tax or any increase in rates of Tax made after Completion or as a result of any change in law or in the published regulation of any Tax Authority or as a result of any final decision of a court or tribunal, in each case occurring after Completion; or

1.5
such Tax Liability solely would not have arisen but for any change after Completion in the policies of accounting or accounting reference date of the Company save where such change is made to comply with generally accepted accounting practice in force as at Completion; or

1.6
such Tax Liability would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion under, or in connection with the provisions of any enactment or regulation relating to Tax by the Company or any member of the Buyer's Group other than anything, the making, the giving or doing of which was taken into account in computing any provision for Tax in the Accounts and which was specifically identified in the Disclosure Letter; or

1.7
such Tax Liability would not have arisen but for the withdrawal or amendment by the Company, the Buyer or any member of the Buyer’s Group after Completion of any claim, surrender, disclaimer, notice or consent made by the Company prior to Completion or made after Completion in respect of the period ending on or before Completion other than in accordance with any term of this agreement; or

1.8
such Tax Liability would not have arisen but for the failure or omission by the Company or any member of the Buyer's Group to make any claim, election, surrender or disclaimer or give any notice, or consent in connection with, the provision of any enactment or regulation relating to Tax where the making, giving or doing of which was taken into account in computing any provision for Tax in the Accounts other than a failure or omission carried out pursuant to any term of this agreement or with the Sellers written consent or approval; or

1.9	any Seller’s Relief is available to the Company to set against the Tax Liability in question; or

1.10
such Tax Liability relates to interest, fines, charges, surcharges or penalties arising as a consequence of any wilful failure or delay by the Buyer or the Company in complying with the provisions of paragraph 1 (Conduct of Claims) of Part F or paragraph 1 (Administration) of Part E; or

1.11
such Tax Liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by the Company on or after Completion other than a cessation or change arising from or relating to any breach of warranty or misrepresentation by the Sellers or any claim under or relating to the Tax Covenant; or

1.12	such Tax Liability has been made wholly good by insurers without cost to the Buyer or the Company; or

1.13	such Tax Liability arises to the extent that the Company's average rate of corporation tax for the period current at Completion increases as a result of becoming a member of the Buyer's Group; or

1.14	payment or discharge has already been made by the Sellers for such Tax Liability under this agreement and is identified in the Disclosure Letter; or

1.15	it relates to income, profit or gains earned after Completion in the ordinary course of business of the Company as carried on at Completion.

2.
The Sellers shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss is or has been wholly recovered in any successful claim under the Tax Covenant or vice versa in respect of any claim under the Tax Covenant.

PART E  - TAX ADMINISTRATION

1.	TAX RETURNS

1.1
Subject to the provisions of this paragraph 1, the Sellers and the duly authorised agents of the Sellers will be responsible for, at the cost of the Company (such cost to the Company not to exceed £6,000 plus VAT and any excess shall be paid by the Sellers and the Sellers covenant to pay promptly to the Buyer an amount, from time to time, equal to any such excess), and have the conduct of preparing and submitting and dealing with all enquiries and requisitions in respect of all Tax returns and associated computations of the Company for all Tax periods of the Company ending on or before Completion and current at Completion as required by law and with due diligence and speed (subject only to the Buyer, at the request and reasonable written notice of the Sellers supplying all reasonable information in its and the Company's possession and control that is reasonably necessary and granting access following Completion to the Sellers and its authorised agents to any records and personnel of the Company as the Sellers may reasonably require) and in relation, but without limitation, to this obligation:

1.1.1
all returns, computations, documents and substantive correspondence relating to them will be submitted in draft form by the Sellers to the Buyer or its duly authorised agents for comment within 30 Business Days before the date that such returns and computations are required to be submitted to the relevant Tax Authority without the arising of any interest, penalty, surcharge or fine;

1.1.2
the Sellers will take into account all reasonable comments and suggestions made by the Buyer or its duly authorised agents provided that they are provided to the Sellers within 10 Business Days before the due date for submission referred to above;

1.1.3
the Sellers will as soon as practicable deliver to the Buyer copies of all correspondence (in whatever form) sent to or received by the Sellers or the agents of the Sellers from any Tax Authorities in respect of matters to which this paragraph 1 relates;

1.1.4
the Buyer will as soon as practicable deliver to the Sellers copies of all correspondence received by the Buyer or the Company or the agents of the Buyer or Company from any Tax Authorities in respect of matters to which this paragraph 1 relates provided that the Buyer’s failure to comply with this paragraph 1.1.3 shall not in any way limit the Sellers’ liability under the Tax Covenant; and

1.1.5
the Buyer undertakes to procure that the Company will at the request of the Sellers sign and submit within 20 Business Days of being requested to do so to the relevant Tax Authority all such letters, notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Sellers will reasonably request to give effect to these provisions provided that the Buyer will not be obliged to procure that the Company signs and/or submits any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects (for the avoidance of doubt, the Buyer will be under no obligation to make enquiry as to the completeness or accuracy thereof and will be entitled to rely entirely on the Sellers and the approved agents of the Sellers in respect thereof) or which contains anything which could impact adversely on the post Completion Tax affairs of the Company or any member of the Buyer's Group or which could result in any liability or loss for the Company or any member of the Buyer's Group in respect of which the Buyer would have a claim against the Sellers under this Schedule (or would have such a claim but for the provisions of Part D of this Schedule, other than paragraph 1 of Part D of this Schedule and further provided that, subject to the limitation at paragraph 1.10 of Part D of this Schedule, nothing done or to be done by the Buyer or the Buyer's agents pursuant to or in connection with anything whatsoever under this Part E shall in any way limit, reduce, mitigate, avoid, cancel or detract from any liability whatsoever of the Sellers under this agreement).

1.2
The Buyer will or will procure that the Company will provide such reasonable assistance as the Sellers reasonably request in preparing and submitting Tax returns (and supporting documentation) and attending to any requisitions or enquiries raised in respect of the Tax periods ending prior to Completion and the Tax period which is current at Completion and which ends after Completion.

1.3
Nothing in this paragraph 1 will require the Company or the Buyer to appoint any person as the authorised agent of the Company for the purposes of or dealings with any Tax Authority or to sign any document or letter in the name of or on behalf of the Company or the Buyer.

1.4	This paragraph 1 will not apply to a Claim for Tax.

PART F - PROCEDURE

1.	CONDUCT OF CLAIMS

1.1
If the Company receives or becomes aware of a Claim for Tax, the Buyer shall or shall procure that the Company shall give written notice of such Claim for Tax to the Sellers as soon as reasonably practicable and, in any event, in the case where the Claim for Tax consists of an assessment or demand for which the period for response or appeal is time limited, within ten Business Days prior to the expiry of such time limit (provided that failure to deliver such notice within such time frame should not restrict the ability of the Buyer to make a claim against the Sellers pursuant to this Schedule).

1.2
Subject to this paragraph 1.2 and paragraph 1.3 of this Part the Buyer shall or shall procure that the Company shall take such action to avoid, dispute, resist, appeal, mitigate, compromise or contest any Claim for Tax as the Sellers may reasonably request in writing provided that the Buyer shall not be obliged to take or procure that the Company takes any such action unless the Sellers have indemnified and secured the Buyer and the Company to the Buyer’s reasonable satisfaction against any reasonable costs, taxes, or expenses which may be incurred in taking such action.

1.3
Subject to this paragraph 1.3 and paragraph 1.4 of this Part the Sellers may elect to have any action referred to in paragraph 1.2 of this Part delegated to them and conducted by professional advisers nominated by them and approved by the Buyer (such approval not to be unreasonably withheld or delayed) for this purpose acting in the name of the Company but reporting to the Sellers in which event the Sellers shall:

1.3.1	keep the Buyer fully informed of all matters relating to the action and deliver to the Buyer copies of all written correspondence (in whatever form)relating to the action;

1.3.2	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to the content and sending of each material written communication relating to the action to a Tax Authority;

1.3.3	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to:

a)	the settlement or compromise of the Claim for Tax which is the subject of the action; and

b)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim for Tax;

provided that, subject to the limitation at paragraph 1.10 of Part D of this Schedule, nothing done or to be done by the Buyer or the Buyer's agents pursuant to or in connection with anything whatsoever under this Part F shall in any way limit, reduce, mitigate, avoid, cancel or detract from any liability whatsoever of the Sellers under this agreement.

1.4
The Buyer shall (or shall procure that the Company shall) at the Sellers’ reasonable cost provide such reasonable information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of such proceedings.

1.5
If at any time the Sellers have not exercised the election referred to in paragraph 1.3 above but request that the Company take any action referred to in paragraph 1.2 above the provisions of paragraph 1.3 shall apply as if references to the "Sellers" are references to the "Buyer" and vice versa.

1.6
If the Buyer, at any time and acting in good faith concludes that disputing any Claim for Tax is materially detrimental to the business of the Company, then the Buyer shall notify the Sellers in writing and forthwith the Buyer shall not be required to take any action or procure that the Company takes any action under paragraphs 1.2 or 1.3 above and shall be free in the Buyer’s absolute discretion to settle, compromise, determine or otherwise deal with any such Claim for Tax or any aspects relating thereto.

2.	WITHHOLDING AND TAX

2.1
All payments made by the Sellers under the Tax Covenant shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for any deductions or withholdings required to be made by law.

2.2
If the Sellers are required by law to make any deduction or withholding referred to in paragraph 2.1 from any payment they shall make such deduction or withholding and the sum due in respect of such payment shall be increased to ensure that after the making of such deduction or withholding the Buyer receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required to be made.

2.3
If any payment under the Tax Covenant is subject to Tax in the hands of the Buyer (other than if Tax attributable to the payment is treated as an adjustment to the consideration paid by the Buyer for the Company or where the payment is one of default interest) the Sellers shall within seven days’ notice in writing being served on it by the Buyer pay to the Buyer such further amount as shall ensure that the net amount received in respect of such payment after such Tax is the same as it would have been had the payment not been subject to such Tax.

2.4
Where the Sellers have paid an additional amount in respect of any deduction, withholding or Tax under the terms of paragraphs 2.2 or 2.3 and the Buyer subsequently recovers any amount representing all or part of such deduction, withholding or Tax from a Tax Authority the Buyer shall set off such amount on a pound for pound basis against any Tax Liability of the Sellers under the Tax Covenant.

2.5
The Sellers shall not be obliged to pay any additional amount under paragraph 2.2 or 2.3 to the extent any deduction or withholding or any Tax arises as a result of or is increased in the event that the Buyer assigns the whole or any part of the benefit of this agreement.

3.	OVERPROVISIONS AND SAVINGS

3.1
If the Buyer becomes aware that there may have been an Overprovision or that the Company or a member of the Buyer’s Group has or may have obtained a Saving, the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable, inform the Sellers of that fact.

3.2
If requested in writing by the Seller, the Buyer shall request the Auditors for the time being are requested to determine whether or not there has been any such Overprovision, or Saving, the Buyer shall procure that the Auditors are instructed to give and shall (at the sole expense of the Seller) give as soon as practicable such determination.

3.3
In carrying out the determination referred to in paragraph 3.2 the Auditors shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties to this agreement.

3.4	If the Auditors determine that there has been an Overprovision or Saving then the amount of such Overprovision or Saving (Relevant Amount) is to be dealt with in accordance with this paragraph 3.4:

3.4.1	the Relevant Amount shall first be set off against any payment due from the Sellers under the Tax Covenant or the Tax Warranties;

3.4.2
to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 3.4.1, a refund shall be made to the Sellers of any previous payment or payments by the Sellers under the Tax Covenant or the Tax Warranties and not previously refunded under this paragraph 3.4.2 up to the amount of such excess; and

3.4.3
to the extent that the excess referred to in paragraph 3.4.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under the Tax Covenant or the Tax Warranties.

3.5
Where any such certification as is mentioned in paragraph 3.3 has been made, the Sellers or the Buyer may (at its expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

3.6
If the Auditors certify under paragraph 3.5 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 3.4 above as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Sellers or the Buyer as the case may be.

4.	RECOVERY FROM OTHER PERSONS

4.1	If:

4.1.1	the Sellers have paid an amount under the Tax Covenant (which has not been repaid in any way);

4.1.2
the Company or the Buyer is entitled to recover from any other person, (not being the Company or any member of the Buyer's Group but including, without limitation, a Tax Authority) any sum in respect of any matter to which the Tax Covenant relates; and

4.1.3
the Sellers have first agreed to indemnify and secure the Buyer and the Company against all reasonable costs, charges and expenses which the Buyer and the Company may properly incur in connection with the taking of the following action;

then the Buyer shall or shall procure that the Company shall take all reasonable steps to enforce the recovery against the person in question as the Seller may reasonably require (at the Sellers’ sole expense) (keeping the Sellers fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action against any person where in its reasonable opinion such action will be materially detrimental to the business of the Company.

4.2
If the Buyer recovers from any third party any sum, an amount equal to the amount so recovered together with any interest or repayment supplement so recovered if any (less the costs and charges incurred insofar as not reimbursed by the Sellers) shall:

4.2.1
if the Sellers have at the time of the recovery made any payment pursuant to this Schedule be paid within fifteen days to the Sellers by the Buyer (provided that the amount so paid to the Sellers shall not exceed the amount of the payment made by the Sellers pursuant to this Schedule); and

4.2.2
if any claim has been made by the Buyer pursuant to this Schedule but the Sellers have not at any time of the recovery made payment in respect thereof, be set against and reduce pro tanto the claim against the Sellers.

4.3	For the avoidance of doubt, any Saving as defined in paragraph 3 shall be dealt with in accordance with paragraph 3 and not in accordance with this paragraph 4.

4.4
This paragraph shall in no way restrict the ability of the Buyer to claim against the Sellers pursuant to this Schedule. In particular, in the event that the Sellers are required to make a payment to the Buyer under this Schedule and the due date for payment is prior to receipt of funds from the person referred to in paragraph 4.1, the Sellers shall pay the relevant due amount to the Buyer in accordance with the terms of this Schedule.

5.	BUYER’S COVENANT

5.1	Subject to paragraph 5.2, the Buyer hereby covenants with the Sellers to pay the Sellers an amount equal to:

5.1.1
any Tax for which the Sellers are liable as a result of the application of section 710 or section 713 CTA 2010 (change in company ownership: corporation tax) where company x or company y (as defined in section 710(1)(a) CTA 2010 and section 713(1)(a) CTA 2010 respectively) is the Company or any other secondary liability together with any reasonable costs and expenses reasonably and properly incurred by the Sellers in connection with taking any successful action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Company and arises:

a)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

b)	as a result of the failure of the Buyer or the Company to pay to the Tax Authority an amount of Tax;

(i)	specifically provided for in the Accounts; or

(ii)	relating to profits arising since the Accounts Date but prior to Completion; or

(iii)	paid by the Seller to the Buyer under a Tax Claim to discharge a liability to which the amount relates.

5.2
Any amount payable by the Buyer under this paragraph 5 shall first be set off against any payment then due from the Sellers under this Schedule and to the extent such amount is not so set off then a payment to be made by the Buyer under this Schedule shall be made in cleared funds ten Business Days after written demand for such payment unless and to the extent that such payment is made by the Buyer to the Tax Authority prior to the date on which payment is due to the Sellers under this paragraph 5 which mitigates or avoids the Sellers’ liability to the Tax Authority.

5.3
Paragraphs 1 (Conduct of Claims) and 2 (Withholding and Tax) of Part F of this Schedule shall apply to the covenant(s) contained in this paragraph 5 as they apply to the covenants contained in Part B of this Schedule replacing references to the Sellers by the Buyer (and vice versa) and making any other necessary modifications.

SCHEDULE 8   – EARN-OUT

PART A   – EARN-OUT PROVISIONS

1.	DEFINITIONS

The following definitions apply in this Schedule:-

Actual Profit means the Gross Profit for the Earn-out Period;

Buyer's Group, for the purposes of this Schedule 8 means the Buyer's group excluding the Company;

Earn-out Accounts means the balance sheet, profit and loss account and Profit Statement including the Actual Profit for the Earn-out Period for the Company and prepared in accordance with Part B of this Schedule 8. For the avoidance of doubt, the balance sheet and profit and loss account from which the Profit Statement will be derived, will be those prepared for the purpose of the statutory audit for the same period but adjusted for the specific accounting policies set out in Part B of this Schedule 8;

Earn-out Payment means the amount payable in accordance with the provisions of paragraph 4 of this Part A of Schedule 8;

Earn-out Period means the 12 month accounting period of the Company ending on 30 June 2014;

Gross Profit means the 'Total Income' less 'Total Cost of Sale' as set out in the Earn-out Accounts under the heading 'Gross Profit' adjusted in accordance with Part B of this Schedule 8;

Profit Statement has the meaning given in paragraph 2.2.2 of Part A of this Schedule 8;

Relevant Date means the last day of the Earn-out Period.

2.	DETERMINING PROFIT BEFORE TAX

2.1
As soon as possible after the end of the Earn-out Period and in any event on or before the date falling 20 Business Days after the end of the Earn-out Period, the Buyer will procure that a draft of the Earn-out Accounts is prepared and sent to the Sellers Representatives.

2.2	The draft Earn-out Accounts must be prepared in accordance with Part B of this Schedule 8 and include:

2.2.1
a balance sheet of the Company as at the close of business on the last day of the Earn-out Period and a profit and loss account of the Company for the Earn-out Period and separately identifying the Actual Profit as per the format set out in Part D of this Schedule 8; and

2.2.2	a statement (the Profit Statement) stating the amount of the Actual Profit and the calculation of that amount following the pro forma set out in Part C of this Schedule 8.

2.3
The Sellers Representatives may on or before the date falling 20 Business Days after submission to them of the Earn-out Accounts and the Profit Statement (the Response Deadline), notify the Buyer in writing (the Response Notice) that they do not agree the draft Earn-out Accounts or the amount of Actual Profit as stated in the Profit Statement.  The Response Notice must set out in reasonable detail the area(s) of disagreement and the adjustments (with a suitable explanation) which, in the opinion of the Sellers Representatives, are required to be made. The items not identified in the Response Notice as being in dispute will be deemed to be agreed.  If no Response Notice is received by the Buyer on or before the Response Deadline, the Sellers will be deemed to have accepted the draft Earn-out Accounts as the Earn-out Accounts and the amount of the Actual Profit set out in the Profit Statement and those amounts will (in the absence of fraud or manifest error) be final and binding on the parties.

2.4
If a Response Notice is received by the Buyer on or before the Response Deadline, the Sellers Representatives and the Buyer will have until the date falling 10 Business Days after the date on which the Response Notice is received (the Resolution Date) to agree the items in dispute and therefore the amount of the Actual Profit. The amounts so agreed will (in the absence of fraud or manifest error) be final and binding on the parties.

2.5
If a Response Notice is given and the amount of the Actual Profit does not become final and binding under paragraph 2.4 above by the Resolution Date then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with paragraph 3 below.  The Expert will decide:

2.5.1	matters outstanding or in dispute and therefore what revisions (if any) are required to be made to the Earn-out Accounts in order for them to comply with this agreement; and

2.5.2	the amount of the Actual Profit.

2.6
No claim which the Buyer may have against the Sellers in respect of any breach of any of the Warranties or any of the other provisions of this agreement or under the Tax Covenant will be affected, waived or limited by the amount of the Actual Profit becoming binding on the Buyer under this Schedule.

2.7
Each party must procure (so far as they are able) that the Sellers Representatives and the Buyer and their respective Accountants are given any documents and information as are reasonably required by the other (and not including advice on the Earn-out Accounts given to a party by its own Accountants) for the purpose of preparing or reviewing the Earn-out Accounts and are given access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

2.8	The Sellers and the Buyer will each pay the costs of their own Accountants.

3.	REFERENCES TO EXPERT

3.1
Any matter or dispute which, under the terms of this agreement, is to be determined under this paragraph 3 will be determined by an independent firm of chartered accountants appointed under this clause (the Expert).

3.2
The Sellers' Representatives and the Buyer will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this agreement with that person by no later than the date 10 Business Days after either of the Buyer or the Sellers' Representatives first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm.  If terms of engagement have not been signed by or on behalf of that firm, the Sellers' Representatives and the Buyer by that date, either the Buyer or the Sellers' Representatives may apply to have the Expert chosen by the President of the Institute of Chartered Accountants in England and Wales. The Sellers' Representatives and the Buyer will cooperate in good faith to agree terms of engagement complying with this agreement with the firm chosen (Terms) by no later than 15 Business Days after the date on which the terms of engagement of the firm chosen by the President are received by both of them.  Neither will unreasonably withhold consent to the terms of engagement of the firm chosen.

3.3
If either of the Sellers' Representatives and the Buyer fails to sign Terms, the firm chosen will be deemed to have been appointed on the Terms (if any) signed by the other and all the parties to this agreement will be bound by the terms of the appointment and able to enforce them as if they had been signed by them.  The party which signs the terms (absent its proven fraud or wilful default) will not be liable to any of the other parties or any other person by reason of or otherwise in relation to that appointment.  Without limiting the signing party's ability to agree the terms, the parties agree that the terms may (if the party which signs them deems fit) contain an indemnity in favour of the Expert and cap on the Expert's liability in terms not materially more onerous than typical terms agreed by the firm in question for expert determination instructions on transactions of a similar nature.

3.4	The Expert will act on the following basis:

3.4.1
as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical);

3.4.2
the Expert will only be required to decide the matters which this agreement provides should be decided by the Expert under this clause and not any additional or separate issues subsequently raised by the parties;

3.4.3
the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Expert's engagement;

3.4.4	the Sellers' Representative and the Buyer may make representations to the Expert in writing (and each will copy their representations to the other party); and

3.4.5	except as set out in this paragraph 3, the Expert may decide on the procedure to be followed in reaching his decision.

3.5
The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this agreement.  They will give, and so far as they are able to do so will procure that the Company will give, the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may reasonably require for the purposes of the Expert's decision.  If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this agreement, including any decision to costs, as the Expert may decide.

3.6
The costs of the Expert (including the costs and fees of any advisers appointed by the Expert) will be shared equally by the Buyer on the one hand and the Sellers on the other, unless the Expert decides otherwise.

4.	SATISFACTION OF THE EARN-OUT CONSIDERATION

4.1	The Earn-out Payment will only be payable by the Buyer to the Sellers if the Actual Profit is equal to or exceeds £12,000,000 and shall be calculated and paid as follows:-

4.1.1	if the Actual Profit is equal to or exceeds £12,000,000 but is less than £12,170,000 the Earn-out Payment shall be US$3,000,000;

4.1.2	if the Actual Profit is equal to or exceeds £12,170,000 but is less than £12,300,000 the Earn-out Payment shall be US$4,000,000;

4.1.3	if the Actual Profit is equal to or exceeds £12,300,000 the Earn-out Payment shall be US$5,000,000.

4.2	For the avoidance of doubt, if the Actual Profit is less than £12,000,000, no Earn-out Payment will be payable to the Sellers and no Earn-out Payment will form part of the Purchase Price.

4.3
If an Earn-out Payment is payable pursuant to paragraph 4.1 above then, subject to paragraph 4.4 below, the Buyer will pay that Earn-out Payment to the Sellers by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account on the later of:-

4.3.1	30 September 2014; or

4.3.2	the date falling 5 Business Days after the date on which the Actual Profit becomes final and binding in accordance with this Schedule 8,

and in the event of any delay in payment by the Buyer on the due date for payment daily interest at the Prescribed Rate compounded monthly shall be paid in addition.

4.4	If,

4.4.1
any matters relating to the calculation of the Actual Profit are outstanding or in dispute (the Disputed Matters) and the Disputed Matters have been referred to the Expert for final decision in accordance with paragraph 3 above; and

4.4.2	the Expert has not given his final written determination of the Actual Profit (in accordance with paragraph 3 above) by 30 September 2014; and

4.4.3
the Buyer (acting in good faith) agrees in writing that the amount of the Actual Profit will, notwithstanding any decision of the Expert on the Disputed Matters, exceed one or more of the thresholds in paragraph 4.1 above, then the Buyer will pay the Earn-out Payment corresponding to the relevant threshold (referred to in paragraph 4.4.3) within 5 Business Days after the later of (i) 30 September 2014, and (ii) the date of the Buyer's written agreement under paragraph 4.4.3 by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account. For the avoidance of doubt, if any payment is made to the Sellers pursuant to this clause 4.4 then this payment will reduce the amount of the Earn-out Payment (if any) to be paid to the Sellers (in accordance with paragraph 4.3.2 above) following the final decision of the Expert.

4.5	The Earn-out Payment will be divided between the Sellers in the proportions specified alongside their respective names in Schedule 1.

5.	LEAVER PROVISIONS

5.1
If [        ] is no longer an employee of the Company or any member of the Buyer's Group on the Relevant Date, then unless he is a Good Leaver, the amount of the Earn-out Payment to which he is entitled will be zero and the amount payable to the other Sellers will not be increased accordingly.

5.2
If [        ] is no longer an employee of the Company or any member of the Buyer's Group on the Relevant Date, then unless he is a Good Leaver, the amount of the Earn-out Payment to which [        ] is entitled will be zero and the amount payable to the other Sellers will not be increased accordingly.

5.3
If [        ] is no longer an employee of the Company or any member of the Buyer's Group on the Relevant Date, then unless he is a Good Leaver, the amount of the Earn-out Payment to which he is entitled will be zero and the amount payable to the other Sellers will not be increased accordingly.

5.4	For the purpose of this paragraph 5:-

5.4.1	Good Leaver means a person:

(a)	who is no longer an employee because of his death or his incapacity (physical or mental) has rendered him incapable of performing his duties to the Company or any member of the Buyer's Group; or

(b)
who is no longer an employee because he is incapable of devoting his time to performing his duties to the Company or any member of the Buyer's Group as a result of the incapacity (physical or mental) of his spouse or any of his dependents;

(c)
whose employment with the Company or any member of the Buyer's Group has been terminated by the Company or any member of the Buyer's Group in breach of contract or who has been wrongfully or constructively dismissed; or

(d)	who has been dismissed as an employee by the Company or any member of the Buyer’s Group other than for Cause; or

(e)	who has been dismissed as an employee by the Company or any member of the Buyer’s Group by reason of redundancy (within the meaning of s.139(1) of the Employment Rights Act 1996),

provided that the transfer of an employee’s employment from the Company to a member of the Buyer’s Group shall not constitute a termination of employment for purposes of the Good Leaver definition; and

5.4.2	Cause means any reason which would entitle the Company or any member of the Buyer’s Group lawfully to dismiss the employee without notice and without payment in lieu of notice.

5.5
For the purposes of paragraphs 5.1, 5.2 and 5.3 above, each of the individuals identified in those paragraphs shall be treated as no longer being an employee of the Company or any member of the Buyer's Group on the Relevant Date if they resign from their employment with the Company or any member of the Buyer's Group or are otherwise serving out their notice period with the Company or any member of the Buyer's Group for any reason (other than for a Good Leaver reason set out in paragraph 5.4.1) at any time on or prior to the Relevant Date.

6.	EARN OUT PROTECTIONS

6.1
The Buyer undertakes with the Sellers to procure that during the Earn-out Period (save with the prior written consent of the Sellers’ Representatives, such consent not to be unreasonably withheld or delayed) the provisions of Part E of this Schedule 8 shall be complied with. For the avoidance of doubt, the Buyer will not be in breach of its obligations under this paragraph 6.1 or of Part E of this Schedule 8 to the extent that an alleged breach by the Buyer (occasioned through the Company) is caused by any deliberate action or omission by any of the Sellers.

6.2
The Sellers undertake to the Buyer that during the Earn-out Period they will, so far as they are able, carry on the business of the Company in the ordinary course and substantially in the same manner that the business has been carried on in the 12 months prior to the date of this agreement.

PART B – BASIS OF PREPARATION OF THE EARN-OUT ACCOUNTS

1.	The Earn-out Accounts shall:

1.1
be prepared in accordance with the specific accounting policies and principles set out in paragraph 2 below, so that, in the case of any conflict, such policies and principles shall override the provisions of paragraphs 1.2 and 1.3 below;

1.2
subject to paragraph 1.1, be prepared in accordance with the accounting policies, principles, practices and procedures adopted by the Company in the preparation of the Accounts so that, in the case of any conflict, such policies, principles, practices and procedures shall override the provisions of paragraph 1.3;

1.3
where none of the accounting policies, principles, practices or procedures referred to in paragraphs 1.1 and 1.2 deal with the matter, be prepared or determined in accordance with generally accepted accounting principles in the UK as at the date of Completion.

2.	The Earn-out Accounts must be prepared in accordance with, and Gross Profit for the purposes of the Earn-out Accounts shall be calculated after making, the following adjustments:

2.1	any abnormal profits or losses arising from foreign currency exchange activity outside the ordinary course of business shall be excluded;

2.2
any management fee or other charge paid to the Buyer or any member of the Buyer's Group shall be added back, save to the extent that it constitutes an arm's-length payment for goods or services provided by the Buyer or any member of the Buyer's Group;

2.3
any increase in expenditure incurred by the Company in order to comply with the Buyer’s policies which are imposed by the Buyer shall be added back (unless such increased expenditure is required to ensure that the relevant member of the Buyer’s Group is operating in compliance with law);

2.4
for the avoidance of any doubt, the Royal Mail costs which have been re-classified since the Accounts Date as cost of sales (previously reported as operating expenses below the gross profit line in the Accounts) to continue to be included within cost of sales in the Earn-out Accounts;

2.5
on the basis that it would be expected that the closing level of Kiosk and Ambassador stock at 30 June 2014 be accounted for within the Earn-out Accounts, Actual Profit should be reduced by £47,000 to reflect the absence of the comparable provision at the last Accounts Date;

2.6
any known specific bad or doubtful debts should be provided against in full within the Earn-out Accounts. Further, any debtor balance more than 90 days overdue (even if these amounts are considered recoverable by the Sellers) should also be provided against in full within the Earn-out Accounts; and

2.7	for the avoidance of any doubt a provision will be made for any bonus or commission payments earned by the beneficiary of those arrangements but not yet paid by the Company,

PROVIDED THAT no amount included, added or deducted shall be taken into account more than once in calculating Gross Profit for the Earn-Out Period.

PART C – FORM OF PROFIT STATEMENT

This is the [draft] Profit Statement as defined in paragraph 2.2.2 of Part A of Schedule 8 to the agreement (Agreement) between the (1) Sellers, and (2) the Buyer dated [     ] 2014 for the sale and purchase of the entire issued share capital of the Company.

Attached is a copy of the Earn-out Accounts for the period ended 30 June 2014, the Earn-out Period, as defined in the Agreement.

On the basis of those Earn-out Accounts, and having applied the adjustments in Part B of Schedule 8 to the Agreement as shown in the calculation below, the Actual Profit is £[     ].

PART D– FORMAT OF THE EARN-OUT ACCOUNTS

Income
E commerce sales	x
Shopping centre sales	x
Owned kiosk sales	x
Retailer sales	x
Telephone sales	x
Groupon/MyCityDeal Sales	x
Walk in sales	x
Distribution retail sales	x
Discounts allowed	x

Total Income		x

Less:
Purchases	(x)
Carriage	(x)
Stock	(x)
Samples	(x)
Paypal fees	(x)
E-Bay fees	(x)
Regulatory body and testing fees	(x)
Sales commissions	(x)
Sales promotions	(x)
Packing	(x)
Import duty	(x)
Sales distribution team costs	(x)

Total Cost of Sales		(x)

Gross Profit as at 30 June 2014=		x

Actual Profit			X

PART E - EARN-OUT PROTECTIONS

1.
In order to protect and safeguard the Sellers' potential entitlement to the Earn-out Consideration, the Buyer hereby agrees and undertakes with the Sellers that during the Earn-out Period (save with the prior written consent of the Sellers’ Representatives, such consent not to be unreasonably withheld or delayed):-

1.1
subject to any fiduciary, statutory or other duties imposed on the directors of the Buyer or the directors of the Company, the business of the Company will be under the day to day management, control and direction of the Warrantors;

1.2
it will not and it will procure that no member of the Buyer's Group shall do any act or omission which would in any manner adversely affect the ability or power of the Company to carry on its business in the same manner in which such business has been conducted prior to the date hereof;

1.3
the Buyer will use reasonable endeavours to promote and support the business and interests of the Company, will act in good faith towards the Sellers having regard to the Sellers' interests hereunder, will procure that the Company's business is conducted on sound commercial profit making principles and without prejudice to the generality of the foregoing, the Company shall not:

1.3.1	enter into any contract or agreement other than on arm's length commercial terms; or

1.3.2
part with or dispose of or licence or otherwise alienate the whole or any substantial part of its undertaking, property, assets or revenues or any interest therein by a single transaction or a series of transactions otherwise than in the normal and ordinary course of trading; or

1.3.3	make any gift or enter into any other transaction at an undervalue; or

1.4	no change will be made to the trading name of the Company and the Company will not enter into any transaction outside the ordinary course of its business;

1.5	the Company will remain a wholly-owned subsidiary of and will not be controlled by anyone other than the Buyer;

1.6
subject to any legal or statutory requirement to do so, no resolution will be passed to wind up the Company or cause the Company to cease carrying on any part of its business, and no receiver, administrative receiver or administrator shall be appointed over the whole or any part of the assets or undertaking of the Company;

1.7
the Buyer will not require the Sellers to employ any additional persons or (other than in accordance with their terms and conditions or their employment contract) to terminate the employment of any employee or otherwise make any change to the management of the Company or otherwise vary or amend the terms and conditions of employment of any of the employees of the Company;

1.8
the Buyer will not prevent the Company from supplying or purchasing goods or services in the course of its business and shall not impose any requirement on the Company to buy or sell goods to any particular person or to provide or receive services at any particular price;

1.9
neither the Buyer nor the Company will remunerate or offer any incentive to any employee, agent or consultant of the Company whether by salary or otherwise (but not including pensions), other than to the extent applicable immediately before the date of this agreement;

1.10	the Company will not waive or fail to exercise any right to enforce any contract entered into in the normal course of business;

1.11
no member of the Buyer's Group shall solicit or entice away or endeavour to solicit or entice away from the Company any person who is employed by the Company, or any customer  manufacturer or supplier to the Company whether or not such a person would commit a breach of their contract with the Company in so doing;

1.12	no employee, officer or consultant of the Company shall be seconded, transferred or otherwise engaged in the business of any member of the Buyer's Group;

1.13	the Buyer will not seek to impose upon the Company the adoption of policies in relation to the running of its business which are likely to have an adverse effect on the profitability of the Company;

1.14
no variation in the Company's share capital shall be made whether by way of capitalisation issue, sub-division, consolidation, rights issue, reduction, purchase or otherwise or any reconstruction, amalgamation or other adjustment relating to the issued share capital or any alteration of the rights attached to any part of the Company's share capital.

SCHEDULE 9 – BUYER WARRANTIES

Except as set forth in the Buyer Disclosure Schedule, which shall be deemed a part of this Schedule 9 and shall qualify any warranty or otherwise made in this Schedule 9  to the extent of the disclosure contained in the corresponding section of the Buyer Disclosure Schedule, the Buyer hereby makes the following warranties to the Sellers:

1	SUBSIDIARIES

1.1	All of the direct and indirect subsidiaries of the Buyer are set forth in Appendix A (Part 1) of the Buyer Disclosure Schedule (each a Subsidiary and together the Subsidiaries).

1.2
Except as set forth in Appendix A (Part 2) of the Buyer Disclosure Schedule the Buyer owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase Consideration Shares.

1.3	This agreement and any other documents or agreements executed in connection with the transactions contemplated by this Agreement are referred to in this Schedule 9 as the Transaction Documents.

2	ORGANISATION AND QUALIFICATION

2.1
The Buyer and each of the Subsidiaries is an entity duly incorporated or otherwise organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organisation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Buyer nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organisational or charter documents.  Each of the Buyer and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in:

2.1.1	a material adverse effect on the legality, validity or enforceability of any Transaction Document;

2.1.2	a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Buyer and the Subsidiaries, taken as a whole; or

2.1.3	a material adverse effect on the Buyer's ability to perform in any material respect on a timely basis its obligations under any Transaction Document

(any of 2.1.1 to 2.1.3, a Material Adverse Effect) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3	AUTHORISATION; ENFORCEMENT

3.1
The Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry on its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Buyer, the Board of Directors or the Buyer’s stockholders in connection herewith or therewith other than in connection with the Required Approvals set forth in paragraph 5 of this Schedule 9.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with its terms, will be valid and binding obligations of the Buyer, enforceable in accordance with their respective terms except:

3.1.1	as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally;

3.1.2	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

3.1.3	insofar as indemnification and contribution provisions may be limited by applicable law.

4	NO CONFLICTS

4.1
The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Consideration Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not:

4.1.1	conflict with or violate any provision of the Buyer's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents;

4.1.2
conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Buyer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Buyer or Subsidiary debt or otherwise) or other understanding to which the Buyer or any Subsidiary is a party or by which any property or asset of the Buyer or any Subsidiary is bound or affected; or

4.1.3
subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or a Subsidiary is subject (including federal and state Consideration Shares laws and regulations), or by which any property or asset of the Buyer or a Subsidiary is bound or affected;

except in the case of each of clauses 4.1.2 and 4.1.3, such as could not have or reasonably be expected to result in a Material Adverse Effect.

5	FILINGS – CONSENTS AND APPROVALS

5.1
The Buyer is not required to obtain any consent, waiver, authorization or order of give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Buyer of the Transaction Documents, other than:

5.1.1	the filings required pursuant to Schedule 5 Part E of this Agreement;

5.1.2
the filing of the Initial Registration Statement and the registration statement in connection with an underwritten public offering pursuant to Schedule 5 Part E hereof with the Commission (as defined in paragraph 5.1.4 of this Schedule 9) pursuant to the Registration Rights Agreement;

5.1.3
the notice and/or application(s) to any of the following markets on which the Common Stock of the Buyer is listed or quoted for trading, including the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Select Global Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors of the foregoing, (collectively and each individually a Trading Market) for the issuance, sale and listing of the Consideration Shares for trading thereon in the time and manner required thereby; and

5.1.4
the filing of Form D with the US Securities and Exchange Commission (Commission), if necessary,  and such filings as are required to be made under applicable state Securities laws (the filings or notices in paragraphs 5.1.1 to 5.1.4 hereof are collectively referred to as the Required Approvals).

6	ISSUANCE OF THE CONSIDERATION SHARES

6.1
The Consideration Shares are duly authorised and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Buyer other than restrictions on transfer provided for in the Transaction Documents.  The Option Shares, when issued in accordance with the terms of the Stock Option Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Buyer other than restrictions on transfer provided for in the Transaction Documents.  The Buyer has reserved from its duly authorised capital stock a number of shares of Common Stock sufficient in number to issue all of the Consideration Shares and any shares of common stock issuable upon the exercise of rights given to the Sellers under the Transaction Documents.

7	CAPITALISATION

7.1
The capitalisation of the Buyer is as set forth in Appendix B (Part 1) of the Buyer Disclosure Schedule, which Appendix B (Part 1) shall also include the number of shares of Common Stock owned beneficially, and of record, by Associates of the Buyer as of the date hereof.

7.2
Except as set forth in Appendix B (Part 2) of the Buyer Disclosure Schedule, the Buyer has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Buyer's stock option plans, the issuance of shares of Common Stock to employees pursuant to the Buyer's employee stock purchase plans and pursuant to the conversion and/or exercise of  rights to acquire shares of Common Stock (Common Stock Equivalents) outstanding as of the date of the most recently filed periodic report under the Exchange Act.

7.3
Except as set forth in Appendix B (Part 2) of the Buyer Disclosure Schedule, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.

7.4
Except as set forth in Appendix B (Part 2) of the Buyer Disclosure Schedule, and except as a result of the purchase and sale of the Consideration Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, Consideration Shares, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.

7.5
There are no agreements purporting to restrict the transfer of any of the issued and outstanding shares of the Buyer and no voting agreements, shareholder agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Buyer’s shares to which the Buyer is a party or of which the Buyer is aware.

7.6
Except as set forth in Appendix B (Part 2) of the Buyer Disclosure Schedule, the issuance and sale of the Consideration Shares will not obligate the Buyer to issue shares of Common Stock or other securities to any Person (other than the Sellers) and will not result in a right of any holder of Buyer’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

7.7
All of  the outstanding shares of capital stock of the Buyer are duly authorised, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase Consideration Shares.

7.8	No further approval or authorisation of any stockholder, the Board of Directors or others is required for the issuance and sale of the Consideration Shares.

7.9
There are no stockholders agreements, voting agreements or other similar agreements with respect to the Buyer’s capital stock to which the Buyer is a party or, to the knowledge of the Buyer, between or among any of the Buyer’s stockholders.

7.10
The Consideration Shares to be issued to the Sellers at Completion or otherwise in accordance with this Agreement and the Option Shares when issued pursuant to the Stock Option Agreement, will upon issuance, have been duly and validly authorised and, the Consideration Shares and the Option Shares when so issued in accordance with the terms of this Agreement and the Stock Option Agreement, will be duly and validly issued, fully paid and non-assessable.

8	SEC REPORTS; FINANCIAL STATEMENTS

8.1
The Buyer has filed (i) all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof and (ii) submitted electronically and posted on its corporate website every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation ST of the Securities Act, for a period of at least twelve (12) calendar months immediately preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the SEC Reports) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

8.2
As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8.3
Except as set forth in Appendix C (Part 3) of the Buyer Disclosure Schedule, the Buyer has never been an issuer subject to Rule 144(i) under the Securities Act.  The financial statements of the Buyer included in the SEC Reports, including without limitation the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.

8.4
Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent during the periods involved (US GAAP), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by US GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

8.5
The Commission has not initiated any inquiry, investigation or legal proceeding in respect of the Buyer or its Subsidiaries and the Buyer is not aware of any event and does not have any information which would result in the Commission initiating an inquiry, investigation or legal proceeding or otherwise affect the transactions contemplated by this Agreement including the registration of the Consideration Shares pursuant to the Registration Rights Agreement.

9	MATERIAL CHANGES – UNDISCLOSED EVENTS, LIABILITIES OR DEVELOPMENTS

9.1
Since the date of the latest audited financial statements included within the SEC Reports, including the Annual Report on Form 10-K for the year ended December 31, 2013, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof:

9.1.1	there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

9.1.2
except as set forth in Appendix D of the Buyer Disclosure Schedule, the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer's financial statements pursuant to US GAAP or disclosed in filings made with the Commission;

9.1.3	the Buyer has not altered its method of accounting;

9.1.4
the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and

9.1.5
the Buyer has not issued any equity securities to any officer, director or Associate, except pursuant to existing Buyer stock option plans.  The Buyer does not have pending before the Commission any request for confidential treatment of information.

9.2
Except for the issuance of the Consideration Shares contemplated by this Agreement or as set forth in Appendix D of the Buyer Disclosure Schedule, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Buyer or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Buyer under applicable securities laws at the time this warranty is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this warranty is made.

10	LITIGATION

10.1
Except as set forth in Appendix E of the Buyer Disclosure Schedule, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an Action) which:

10.1.1	adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Consideration Shares; or

10.1.2	could, if there were an unfavourable decision, have or reasonably be expected to result in a Material Adverse Effect.

10.2
Neither the Buyer nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

10.3
There has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by the Commission involving the Buyer or any current or former director or officer of the Buyer.

11	LABOR RELATIONS

11.1
No labor dispute exists or, to the knowledge of the Buyer, is imminent with respect to any of the employees of the Buyer or its Subsidiaries, which could reasonably be expected to result in a Material Adverse Effect.

11.2
None of the Buyer's or its Subsidiaries' employees is a member of a union that relates to such employee's relationship with the Buyer or such Subsidiary, and neither the Buyer nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Buyer and its Subsidiaries believe that their relationships with their employees are good.

11.3
To the knowledge of the Buyer, no executive officer of the Buyer or any Subsidiary, is. or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Buyer or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

11.4
The Buyer and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

12	COMPLIANCE

12.1	Neither the Buyer nor any Subsidiary:

12.1.1
is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any Subsidiary under), nor has the Buyer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default has been waived);

12.1.2	is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or

12.1.3
is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

13	REGULATORY PERMITS

13.1
The Buyer and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (Material Permits), and neither the Buyer nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

14	TITLE TO ASSETS

14.1
The Buyer and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Buyer and the Subsidiaries, in each case free and clear of all liens, except for:

14.1.1	liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Buyer and the Subsidiaries;

14.1.2
liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefore in accordance with US GAAP and, the payment of which is neither delinquent nor subject to penalties; and

14.1.3
(i) a first lien in favor of Wells Fargo in all of the assets of the Buyer’s Subsidiary, FIN Branding Group, LLC (“FIN”), (ii) a first lien in favor of the holders of the Buyer’s Convertible Promissory Notes issued in January and February 2014 (the “Note Holders”) in all of the assets of the Buyer (other than the assets of FIN) and the Buyer’s Subsidiary VCIG LLC (“VCIG”), (iii) a second lien in favor of the Note Holders in all of the assets of FIN, and (iv) a second lien in favor of Wells Fargo in all of the assets of the Buyer (other than the assets of FIN) and VCIG.

14.2
Any real property and facilities held under lease by the Buyer and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Buyer and the Subsidiaries are in compliance.

15	INTELLECTUAL PROPERTY

15.1
The Buyer and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the Intellectual Property Rights).

15.2
None of, and neither the Buyer nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.

15.3
except as set forth in Appendix E of the Buyer Disclosure Schedule, neither the Buyer nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect.

15.4
The Buyer and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

16	INSURANCE

16.1
The Buyer and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Buyer and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage.

16.2
Neither the Buyer nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

17	TRANSACTIONS WITH ASSOCIATES AND EMPLOYEES

17.1
Except as set forth in the SEC Reports, none of the officers or directors of the Buyer or any Subsidiary and, to the knowledge of the Buyer, none of the employees of the Buyer or any Subsidiary is presently a party to any transaction with the Buyer or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Buyer, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $50,000  other than for:

17.1.1	payment of salary or consulting fees for services rendered;

17.1.2	reimbursement for expenses incurred on behalf of the Buyer; and

17.1.3	other employee benefits, including stock option agreements under any stock option plan of the Buyer.

18	SARBANES-OXLEY; INTERNAL ACCOUNTING CONTROLS

18.1
The Buyer and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and which apply to the Buyer, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and which apply to the Buyer.

18.2	The Buyer and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

18.2.1	transactions are executed in accordance with management's general or specific authorizations;

18.2.2	transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability;

18.2.3	access to assets is permitted only in accordance with management's general or specific authorization; and

18.2.4	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

18.3
The Buyer and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Buyer and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms to the extent applicable to Buyer.

18.4
The Buyer's certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Buyer and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date to the extent applicable to Buyer.

18.5
Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Buyer and its Subsidiaries.

19	CERTAIN FEES

19.1
Other than as set forth in Appendix F of the Buyer Disclosure Schedule, no brokerage or finder’s fees or commissions are or will be payable by the Buyer or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

19.2
The Sellers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph 19 that may be due in connection with the transactions contemplated by the Transaction Documents.

20	PRIVATE PLACEMENT

20.1	No registration under the Securities Act is required by the offer and sale of the Consideration Shares by the Buyer to the Sellers contemplated hereby.

20.2	The issuance and sale of the Consideration Shares hereunder does not contravene the rules and regulations of the Trading Market.

21	REGISTRATION RIGHTS

21.1
Other than as set forth in Appendix G of the Buyer Disclosure Schedule and other than each of the Sellers pursuant to the Registration Rights Agreement being signed simultaneously with this Agreement, no Person has any right to cause the Buyer to effect the registration under the Securities Act of any Consideration Shares of the Buyer or any Subsidiaries.

22	LISTING AND MAINTENANCE REQUIREMENTS

22.1	The Buyer’s shares of Common Stock are currently quoted on the OTCB.

22.2
The Buyer has not, in the 12 months preceding the date hereof, received any notice from the OTCB or FINRA to the effect that the Buyer’s quotation, listing or maintenance on the OTCB is or may be terminated or suspended.

22.3
No Securities commission or other regulatory  authority, or SRO, has issued any order preventing or suspending the trading of the Buyer’s shares or prohibited the issuance of the Consideration Shares to be delivered hereunder and, to the Buyer’s knowledge, no legal proceedings for such purpose are pending or threatened.

22.4
The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Buyer received any notification that the Commission is contemplating terminating such registration.

22.5
The Buyer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Buyer is not in compliance with the listing or maintenance requirements of such Trading Market.

22.6
The Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Neither the Buyer nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the Commission or FINRA.

22.7
The Buyer does not currently have any outstanding comment letters or other correspondences from the SEC or FINRA. The Buyer does not reasonably know of any event or have any information which would result in the Commission or FINRA initiating an inquiry, investigation or legal proceeding or otherwise affect the Buyer.

23	DISCLOSURE

23.1
All of the disclosure furnished by or on behalf of the Buyer to the Sellers regarding the Buyer and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including that Wells Fargo Bank National Association (Wells Fargo) and Pinnacle Family Office Investments LP (Pinnacle) are aware that the Company is creating a charge over its assets in favour of (i) [        ], and (ii) the Sellers, in that order of priority with no other creditor ahead of them and that Wells Fargo has advised that its consent is not required for this and that Pinnacle has given its consent to the said charges,  and including the Buyer Disclosure Schedule, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

23.2
The press releases disseminated by the Buyer during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

23.3	The Buyer acknowledges and agrees that no Seller makes or has made any warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

24	NO INTEGRATED OFFERING

24.1
Neither the Buyer, nor any of its Associates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Consideration Shares to be integrated with prior offerings by the Buyer for purposes of:

24.1.1	the Securities Act which would require the registration of any such Consideration Shares under the Securities Act; or

24.1.2	any applicable shareholder approval provisions of any Trading Market on which any of the Consideration Shares of the Buyer are listed or designated.

25	SOLVENCY

25.1
Based on the consolidated financial condition of the Buyer as at the date of this Agreement, after giving effect to the receipt by the Buyer of funds from any investor or lender to enable it to make the Cash Consideration pursuant to this Agreement:

25.1.1
the fair saleable value of the Buyer's assets exceeds the amount that will be required to be paid on or in respect of the Buyer's existing debts and other liabilities (including known contingent liabilities) as they mature;

25.1.2
the Buyer's assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business Conducted by the Buyer, consolidated and projected capital requirements and capital availability thereof; and

25.1.3
the current cash flow of the Buyer, together with the proceeds the Buyer would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.

25.2	The Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of this debit).

25.3
The Buyer has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year of the date of this Agreement.

25.4
Appendix H of the Buyer Disclosure Schedule sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Buyer or any Subsidiary, or for which the borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Buyer’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with US GAAP.

25.5	Neither the Buyer nor any Subsidiary is in default with respect to any Indebtedness.

26	TAX STATUS

26.1	Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Buyer and its Subsidiaries each:

26.1.1	has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by an jurisdiction to which it is subject;

26.1.2	has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations; and

26.1.3	has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

26.2
Except as set forth in Appendix I of the Buyer Disclosure Schedule, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Buyer or of any Subsidiary know of no basis for any such claim.

27	NO GENERAL SOLICITATION

27.1
Neither the Buyer nor any person acting on behalf of the Buyer has offered or sold any of the Consideration Shares by any form of general solicitation or general advertising.  The Buyer has offered the Consideration Shares for sale only to the Sellers.

28	FOREIGN CORRUPT PRACTICES

28.1	Neither the Buyer nor any Subsidiary, nor to the knowledge of the Buyer or any Subsidiary, any agent or other person acting on behalf of the Buyer or any Subsidiary, has:

28.1.1	directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity;

28.1.2	made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds;

28.1.3	failed to disclose fully any contribution made by the Buyer or any Subsidiary (or made by any person acting on its behalf of which the Buyer is aware) which is in violation of law; or

28.1.4	violated in any material respect any provision of FCPA.

29	ACCOUNTANTS

29.1	Details of the Buyer's accountants are set forth in Appendix J of the Buyer Disclosure Schedule.

29.2	To the knowledge and belief of the Buyer, such accounting firm:

29.2.1	is a registered public accounting firm as required by the Exchange Act; and

29.2.2	shall express its opinion with respect to the financial statements to be included in the Buyer's Annual Report for the fiscal year ending December 31, 2013.

30	SENIORITY

30.1
Except as set forth in Appendix K of the Buyer Disclosure Schedule and except for any indebtedness owed to or claim by the entity that is lending the Buyer the funds with which to make the payment of the Cash Consideration, no indebtedness or other claim against the Buyer is senior to the Loan Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

31	NO DISAGREEMENTS WITH ACCOUNTANTS AND LAWYERS

31.1
There are no disagreements of any kind presently existing, or reasonably anticipated by the Buyer to arise, between the Buyer and the accountants and lawyers formerly or presently employed by the Buyer and the Buyer is current with respect to any fees owed to its accountants and lawyers which could affect the Buyer's ability to perform any of its obligations under any of the Transaction Documents.

32	STOCK OPTION PLANS

32.1	Each stock option granted by the Buyer under the Buyer’s stock option plan was granted:

32.1.1	in accordance with the terms of the Buyer’s stock option plan; and

32.1.2	with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under US GAAP and applicable law.

32.2	No stock option granted under the Buyer’s stock option plan has been backdated.

32.3
The Buyer has not knowingly granted, and there is no and has been no Buyer policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Buyer or its Subsidiaries or their financial results or prospects.

33	OFFICE OF FOREIGN ASSETS CONTROL

33.1
Neither the Buyer nor any Subsidiary nor, to the Buyer's knowledge, any director, officer, agent, employee or affiliate of the Buyer or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (OFAC).

34	U.S. REAL PROPERTY HOLDING CORPORATION

34.1
The Buyer is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Buyer shall so certify upon Seller's request.

35	BANK HOLDING BUYER ACT

35.1
Neither the Buyer nor any of its Subsidiaries or Associates is subject to the Bank Holding Buyer Act of 1956, as amended (the BHCA) and to regulation by the Board of Governors of the Federal Reserve System (the Federal Reserve).

35.2
Neither the Buyer nor any of its Subsidiaries or Associates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting Consideration Shares or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

35.3
Neither the Buyer nor any of its Subsidiaries or Associates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

36	MONEY LAUNDERING

36.1
The operations of the Buyer and its Subsidiaries are and have been conducted at all times in compliance with applicable Financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the Money Laundering Laws), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Buyer or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Buyer or any Subsidiary, threatened.

SCHEDULE 10 – BUYER'S LIMITS

1.	In this Schedule Buyer Warranty Claim means a claim for breach of any Buyer Warranty.

2.	No liability will attach to the Buyer in respect of any Buyer Warranty Claim unless:

2.1	the amount that would otherwise be recoverable from the Buyer (but for this paragraph 2.1) or the amount of the liability in respect of such Buyer Warranty Claim exceeds $40,000; and

2.2
the aggregate amount of the liability of the Buyer in respect of all Buyer Warranty Claims (excluding any claims for which the Buyer has no liability by virtue of paragraph 2.1 above) exceeds $560,000, in which event the Buyer will be liable for the whole of that liability and not merely the excess.

3.	The aggregate liability of the Buyer in respect of all Buyer Warranty Claims will not exceed the sum of $5,000,000.

4.
In the event of a Buyer Warranty Claim being paid by the Buyer and then repaid (in whole or in part) under the provisions of paragraph 7 of this Schedule then, to the extent repaid, the Buyer Warranty Claim will not constitute a Buyer Warranty Claim for the purpose of this Schedule with effect from the date of repayment to the Buyer.

5.	A claim will be wholly barred and unenforceable unless the Sellers give the Buyer notice in writing of it, summarising the nature of the claim, within 15 months from the date of Completion.

6.
A claim notified in accordance with paragraph 5 of this Schedule which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Sellers unless proceedings in respect of that claim have been both issued and served on the Buyer within the period of six months starting on the day such claim was so notified to the Buyer.

7.	Recovery from Third Party

7.1
If the Buyer pays to the Sellers an amount in respect of a Buyer Warranty Claim and the Sellers subsequently recover from another person an amount which is referable to the matter giving rise to that claim, the Sellers shall as soon as reasonably practicable pay to the Buyer an amount equal to whichever is the lower of the Sum Recovered (as defined below) and the amount previously paid by the Buyer to the Sellers.

7.2
For the purposes of paragraph 7.1, the Sum Recovered means an amount equal to the total of the amount recovered from the other person less all reasonable costs and expenses incurred by the Sellers in making such recovery and less any Taxation attributable to the recovery.

8.	The Buyer will not be liable for any Buyer Warranty Claim to the extent that:-

8.1	the matter, fact or circumstance giving rise to the Buyer Warranty Claim would not have arisen but for an act, omission or transaction done, made or carried out:

8.1.1	by the Buyer or any of its directors, employees or agents prior to, on or after Completion at the written request of or with the written consent of the Sellers;

8.1.2	by the Sellers at any time before, on or after Completion; or

8.1.3	by the Company or any of its directors, employees or agents at any time on or prior to Completion other than at the written request of or with the written consent of the Buyer.

8.2
the Warranty Claim is specifically provided for or reserved in the financial statements of the Buyer included in the SEC Reports (as defined in paragraph 8.1 of Schedule 9) or to the extent that payment or discharge of the relevant matter has specifically been taken into account in them;

8.3
without derogating from the Buyer's post completion covenants in paragraphs 1.1, 1.2, 1.3, 2, 3, and 9 of Part E of Schedule 5, the liability results from a drop in the value of the Consideration Shares after Completion;

8.4	the Buyer Warranty Claim is caused or increased by the Company ceasing to carry on its business after Completion as a going concern;

8.5
the matter, fact or circumstance giving rise to the Buyer Warranty Claim would not have arisen or occurred but for the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body, or a judgment passed, after the date of this agreement;

8.6	the loss or liability resulting from the Buyer Warranty Claim has been or is made good or otherwise fully compensated for at no expense, cost or other liability to the Sellers.

9.	If the Sellers become aware of any matter which may give rise to a Buyer Warranty Claim:

9.1	the Sellers will as soon as reasonably practicable notify the Buyer in writing and will consult with the Buyer in relation to that matter; and

9.2	the Sellers shall not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

10.	The Sellers acknowledge that, save in the case of fraud, dishonesty, wilful misconduct or deliberate concealment:-

10.1
their sole remedy for any claim under the Buyer Warranties shall be damages (subject to the provisions of this Schedule) and the Sellers waive any other remedy which they might otherwise have relating to any such claim; and

10.2
no breach of any provision of this agreement shall entitle the Sellers to rescind this agreement or treat it as having been terminated and, save as aforesaid and to the fullest extent permitted by law, the Sellers waive all such rights of rescission and termination in respect of this agreement howsoever arising.

11.
The Sellers are not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Buyer Warranties or otherwise under this agreement) more than once in respect of the same liability or loss.

12.
Nothing in this Schedule restricts or limits the Sellers’ general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a claim under the Buyer Warranties.

13.
Notwithstanding any other provision of this agreement, nothing in this Schedule shall apply to exclude or limit the liability of the Buyer to the extent that a claim under the Buyer Warranties or otherwise under this agreement arises or is increased by reason of (or the delay in discovery of which results from) any fraud, dishonesty, wilful misconduct or deliberate concealment by or on behalf of the Buyer.

14.
Nothing contained in the Buyer's Disclosure Schedule will limit the liability of the Buyer in respect of, and none of the limitations contained in this Schedule 10 will apply to, any breach of any of the Buyer Warranties contained in paragraphs 1 to 8, 10.1.1, 17 and 25 set forth in Schedule 9.

The parties have entered into this document on the date stated at the beginning of it and it has been executed by the Buyer and executed and delivered by each of the Sellers as a deed on the date stated at the beginning of it.

SIGNED as a deed by [ ]in the presence of:	Signature
Witness signature
Name (in BLOCK CAPITALS)
Address

SIGNED as a deed by [ ]in the presence of:	Signature
Witness signature
Name (in BLOCK CAPITALS)
Address

SIGNED as a deed by [ ]in the presence of:	Signature
Witness signature
Name (in BLOCK CAPITALS)
Address

SIGNED as a deed by [ ]in the presence of:	Signature
Witness signature
Name (in BLOCK CAPITALS)
Address

EXECUTED as a deed by VICTORY ELECTRONIC CIGARETTES CORPORATION acting by a director, in the presence of:	Signature Director
Print name
Witness signature
Name (in BLOCK CAPITALS)
Address

ANNEX 1 – BUYER DISCLOSURE SCHEDULE

ANNEX 2 – ACCOUNTS

ANNEX 3 – NET CASH STATEMENT